Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FARO Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

.
FARO TECHNOLOGIES, INC.
125 Technology Park
Lake Mary, Florida 32746

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2024

May 1, 2024
To our shareholders:
You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on June 13, 2024 at 11:00 a.m., Eastern Time. The Annual Meeting will be a “hybrid” meeting of shareholders, meaning that shareholders may attend the Annual Meeting in person at the Company’s offices located at One Alliance Center, 3500 Lenox Road NE, Suite 1725, Atlanta, Georgia 30326, or via live webcast by visiting www.virtualshareholdermeeting.com/FARO2024, and at any adjournment or postponement thereof. Shareholders joining the Annual Meeting via the live webcast will be able to vote their shares electronically and submit questions during the meeting. You will need the 16-digit control number included in your proxy card to attend the Annual Meeting.
At the Annual Meeting, shareholders will vote on the following matters:
1.the election of two directors, Jeroen van Rotterdam and John Donofrio, to the Board of Directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2027;
2.the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2024;
3.a non-binding resolution to approve the compensation of our named executive officers; and
4.any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
Holders of record of FARO common stock at the close of business on April 15, 2024 are entitled to vote at the Annual Meeting.
Detailed information as to the business to be transacted and matters to be acted upon at the Annual Meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. FARO mailed these proxy materials to you, and all of our other shareholders, on or about May 1, 2024. These proxy materials contain instructions for voting online or by telephone and include our fiscal 2023 annual report to shareholders. We encourage you to review these proxy materials before you vote.
Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions in the proxy materials so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting online. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting online, you may withdraw your proxy and vote during the meeting electronically if you would like to do so.
Thank you for your continued support of FARO.
By Order of the Board of Directors,

/s/ Matthew Horwath
Matthew Horwath
Chief Financial Officer

2024 Proxy Statement Summary

The following is a summary of certain key disclosures in this Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this Proxy Statement as well as our 2023 Annual Report on Form 10-K.

Annual Meeting of Shareholders

June 13, 2024, 11:00 a.m. Eastern Time	Record Date: April 15, 2024
www.virtualshareholdermeeting.com/FARO2024

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Elections of the following persons as directors:
• Jeroen van Rotterdam	FOR
• John Donofrio	FOR
Ratification of Grant Thornton LLP as Auditors for 2024	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR

FARO TECHNOLOGIES, INC.
125 Technology Park
Lake Mary, Florida 32746

PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 13, 2024 at 11:00 a.m., Eastern Time. The Annual Meeting will be a “hybrid” meeting of shareholders, meaning that shareholders may attend the Annual Meeting in person at the Company’s offices located at One Alliance Center, 3500 Lenox Road NE, Suite 1725, Atlanta, Georgia 30326, or via live webcast by visiting www.virtualshareholdermeeting.com/FARO2024, and at any adjournment or postponement thereof. Shareholders joining the Annual Meeting via the live webcast will be able to vote their shares electronically and submit questions online during the meeting. You will need the 16-digit control number included in your proxy card to attend the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices at 125 Technology Park, Lake Mary, Florida 32746 for a period of ten days prior to the Annual Meeting. If you wish to inspect the list of shareholders prior to the Annual Meeting, please contact the Corporate Secretary at (407) 333-9911 to schedule an appointment.
This Proxy Statement and our 2023 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available to shareholders at: www.proxyvote.com. Our 2023 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters:
1.the election of two directors, Jeroen van Rotterdam and John Donofrio, to the Board of Directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2027;
2.the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2024;
3.a non-binding resolution to approve the compensation of our named executive officers; and
4.such other business as may properly come before the Annual Meeting.
Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.
Why am I receiving these materials?
We have delivered these proxy materials in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. The Annual Meeting is scheduled to be held on June 13, 2024, at 11:00 a.m., Eastern Time. These proxy materials were first sent to shareholders on or about May 1, 2024.
What is included in these proxy materials?
These proxy materials include:
•The Notice of 2024 Annual Meeting of Shareholders;
•This Proxy Statement for the Annual Meeting; and
•Our 2023 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024 (the “Annual Report”).
I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any shareholder at a shared address to which we delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the proxy materials and would like to receive only one copy, shareholders may write or call us at the following:

FARO TECHNOLOGIES, INC.
Attn: Corporate Secretary
125 Technology Park
Lake Mary, Florida 32746
1-800-736-0234

How can I get electronic access to the proxy materials?
These proxy materials will provide you with instructions regarding how to use the Internet to:
•View our proxy materials for the Annual Meeting; and
•Instruct us to send future proxy materials to you by e-mail.
Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What is a proxy?
A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board has designated Yuval Wasserman, Chairman of the Board, and Matthew Horwath, Chief Financial Officer, as proxies for the Annual Meeting.
Who is entitled to vote?
Holders of our common stock outstanding as of the close of business on April 15, 2024 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock such shareholder held on the Record Date.
If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. Only Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024, is considered a routine matter on which brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposal 1 or Proposal 3 unless you affirmatively provide the broker instructions on how to vote.
Who can attend the Annual Meeting?
All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting online or in person. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting. If you attend the Annual Meeting virtually, you will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.
Participation in the Virtual Annual Meeting
This year our Annual Meeting will be a “hybrid” meeting of shareholders, meaning that you may attend the Annual Meeting in person at the Company’s offices located at One Alliance Center, 3500 Lenox Road NE, Suite 1725, Atlanta, Georgia 30326, or via live webcast by visiting www.virtualshareholdermeeting.com/FARO2024 and entering the 16-digit control number included on your proxy card. You may begin to log into the meeting platform beginning at 10:45 a.m., Eastern Time, on June 13, 2024. The meeting will begin promptly at 11:00 a.m., Eastern Time, on June 13, 2024.
Shareholders will also have the opportunity to submit questions prior to the Annual Meeting at www.proxyvote.com by logging on with your control number or during the Annual Meeting through www.virtualshareholdermeeting.com/FARO2024. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/FARO2024 that you can call if you encounter any difficulties accessing the virtual meeting during the check-in or during the meeting.

How do I vote?
If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:
•By Internet (before the Annual Meeting). You may vote over the Internet, by going to www.proxyvote.com. You will need the 16-digit control number included in your proxy card.
•By Telephone. You may vote by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions. You will need the 16-digit control number included in your proxy card.
•By Mail. By mailing your signed proxy card in the postage paid envelope provided.
•During the Annual Meeting. If you attend the Annual Meeting virtually, you may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/FARO2024. You will need the 16-digit control number included in your proxy card. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If your shares are held in street name, your bank or brokerage firm will forward these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.
Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.
How many shares must be present to hold the meeting?
A quorum of shareholders is necessary to hold a valid shareholders meeting and for shareholders to take action on a matter at the meeting. A majority of the 19,205,726 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, online or by proxy, to constitute a quorum for action on such matter at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.
Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).
If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are present online or represented by proxy, at the meeting may adjourn the Annual Meeting to another date. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What is the effect of not voting?
If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:
•FOR the election of Jeroen van Rotterdam and John Donofrio to the Board of Directors;
•FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2024; and
•FOR the approval of the compensation of our named executive officers.
If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your non-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors or Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on our sole routine proposal: Proposal 2—Ratification of Independent Registered Public Accounting Firm.
Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.
Can I change my vote after I return my proxy card or vote by telephone or the Internet?
Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:
•properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;
•voting again by telephone or the Internet until 11:59 p.m., Eastern Time, on June 12, 2024;
•giving written notice of your revocation to FARO Technologies, Inc., Attention: Corporate Secretary, 125 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or
•voting online during the Annual Meeting.
Your presence online at the Annual Meeting will not in itself revoke your proxy; you must vote during the Annual Meeting electronically to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.
If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.
What are the Board’s recommendations on the proposals?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of the two nominees for director, Jeroen van Rotterdam and John Donofrio, each with a three-year term expiring at the annual meeting of shareholders in 2027;
Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2024; and
Proposal 3—FOR the approval of the compensation of our named executive officers.
What vote is required to elect the director nominees?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on the outcome of the election of directors.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.
How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there should be no broker non-votes associated with this proposal.

How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?
The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
Are there any other items to be discussed during the Annual Meeting?
We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.
Who will count the vote?
The Carideo Group will count the vote and will serve as the inspector of election.
Who pays to prepare, mail, and solicit the proxies?
Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, none of whom will receive additional compensation for such solicitations. In addition, arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of our common stock, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Will I receive a copy of the Annual Report?
You may obtain a copy of the Annual Report by writing to our Investor Relations department at 125 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.
Where can I find Corporate Governance materials for the Company?
Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the charters for the Audit Committee, the Talent Development and Compensation Committee and the Nominating, Governance and Sustainability Committee of the Board of Directors are published on our website at www.faro.com/about-faro/leadership-and-governance. We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.
How can I contact the members of the Board?
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 125 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF JEROEN VAN ROTTERDAM AND JOHN DONOFRIO TO THE BOARD OF DIRECTORS.
The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of nine members.
The two nominees for directors, Jeroen van Rotterdam and John Donofrio, are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2027 annual meeting of shareholders. Two directors, Ms. Lynn Brubaker and Mr. Jawad Ahsan, have confirmed that they will be retiring from the Board upon the expiration of their current terms at the commencement of the Annual Meeting. The Board expresses its gratitude to Ms. Brubaker and Mr. Ahsan for their many contributions during their respective service on the Board. The remaining five directors’ terms do not expire at the Annual Meeting, and they will continue to serve as members of the Board for the terms set forth below. As Ms. Brubaker and Mr. Ahsan will not stand for re-election to the Board when their current terms end effective upon the commencement of the Annual Meeting, the Board has resolved that upon the expiration of Ms. Brubaker and Mr. Ahsan’s term, the authorized number of directors shall be reduced to seven.
In order to rebalance the Board’s classes so that the number of directors in each class will be divided as nearly equally as possible, the Board has reassigned Mr. Donofrio from the class term expiring in 2025 to the class term expiring in 2024 with his service on the Board being deemed to have continued uninterrupted, without any break in service since the date he first joined the Board. Accordingly, Mr. Donofrio is being nominated for re-election at this Annual Meeting.
Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Shares voted by the accompanying proxy card will be voted “FOR” Jeroen van Rotterdam and John Donofrio, unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, and will have no impact on the outcome of the election. Broker non-votes on the election of directors will have no impact on the outcome of the election. We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections, which requires such director nominees to tender their resignation to the Board following certification of the shareholder vote. The Nominating, Governance and Sustainability Committee will then act to determine whether to accept the director’s resignation and submit such recommendation for prompt consideration by the Board.
The names, ages, and principal occupations for at least the past five years of each of the nominees and directors whose terms will continue after the Annual Meeting, and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.
Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Jeroen van Rotterdam	59	2021	2024	Director and Nominee
John Donofrio	62	2008	2024	Director and Nominee
Jeroen van Rotterdam has served as a director of the Company since March 2021. Between April 2019 and March 2023, Mr. van Rotterdam was a member of the board of Basilik Holdings, Inc. (Boyd Corporation). From September 2016 to December 2020, Mr. van Rotterdam served as Executive Vice President of Cloud, R&D, and Global Security for Citrix Systems, Inc (“Citrix”) (NASDAQ: CTXS), a server, application and desktop virtualization, networking, software as a service (SaaS), and cloud computing technologies company. Prior to Citrix, Mr. van Rotterdam served as Chief Technology Officer, Vice President and Distinguished Engineer for DELL EMC’s (“EMC”) (NYSE: EMC) Enterprise Content Division from July 2007 to September 2016. From 1996 to 2007, Mr. van Rotterdam was Chief Executive Officer of X-Hive Corporation, a company he founded, which was acquired by EMC Corporation in 2007. Mr. van Rotterdam is the (co)author of more than 50 patents in various stages with the US Patent Office.
The Board believes that Mr. van Rotterdam’s qualifications to sit on our Board include his strong experience and skills in security, hardware and software engineering, software as a service (SaaS), and cloud computing technologies.

John Donofrio has served as a director of the Company since January 2008, as Lead Director from May 2018 until April 2019, and Chairman of the Board from April 2019 until June 2022. Mr. Donofrio currently serves as Executive Vice President and General Counsel of Johnson Controls International PLC (“Johnson Controls”) (NYSE: JCI), a global diversified and multi-industrial leader. Mr. Donofrio is also a member of the board of trustees of the Medical College of Wisconsin. Before joining Johnson Controls in November 2017, Mr. Donofrio was Vice President, General Counsel and Secretary of Mars, Incorporated (“Mars”) (OTC: MNBP), a global food manufacturer, from October 2013 until November 2017. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc. (NYSE: SHAW), a global engineering and construction company, from October 2009 until February 2013 and Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation (“Visteon”)(Nasdaq: VC), a global automotive supplier, from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell International, Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace (Nasdaq: HON). Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Previously, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.
The Board believes that Mr. Donofrio’s qualifications to sit on our Board include his strong experience and skills in legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.
Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Moonhie Chin	66	2021	2025	Director
Yuval Wasserman	69	2017	2025	Chairman of the Board
Alex Davern	57	2021	2026	Director
Peter J. Lau	44	2023	2026	President, Chief Executive Officer and Director
Rajani Ramanathan	57	2022	2026	Director
Moonhie Chin has served as a director of the Company since October 2021. Ms. Chin was employed at Autodesk from 1989 to 2019 and held various leadership positions, including Senior Vice President of Digital Platform and Experience. Autodesk is a global leader in Architecture, Engineering, and Construction (AEC), Product Design and Manufacturing, and Media and Entertainment software with millions of customers. Her expertise extends across a diverse range, encompassing general management, business model transformation from perpetual license to subscription, digital platforms, global multi-channel strategies, extracting business insights from advanced analytics, global customer support and operations, strategic planning, and corporate governance. Prior to joining Autodesk, she worked for the General Electric Company, following her completion of a B.S. at the Columbia University School of Engineering and Applied Sciences. Ms. Chin furthered her education with an M.S. in Manufacturing Management from the Rensselaer Polytechnic Institute.
The Board believes that Ms. Chin’s qualifications to serve on our Board include her extensive experience in operational proficiency, demonstrated ability to incubate and drive new initiatives, strategic planning acumen, and experience on public boards and corporate committees.
Yuval Wasserman has served as a director of the Company since December 2017 and as Chairman of the Board since June 2022, interim Executive Chairman from May 2023 to April 2024 and interim Chief Executive Officer in July 2023. Currently, Mr. Wasserman serves as a director of Ichor Holdings, Ltd. (Nasdaq: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Mr. Wasserman served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc. (Nasdaq: AEIS), a leading manufacturer of power conversion products that transform electrical power into various usable forms, from October 2014 until his retirement date of March 1, 2021. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc. (Nasdaq: ACLS), and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc., a privately held company, from 2010 to 2017.

The Board believes that Mr. Wasserman’s qualifications to sit on our Board include his strong experience and skills in senior operations and engineering management, executive and financial management, and research and development management.
Alex Davern has served as a director of the Company since October 2021 and as Lead Director of the Board from May 2023 to April 2024. Mr. Davern is also currently a member of the board of directors of Cirrus Logic, Inc. (Nasdaq: CRUS). Mr. Davern had worked at National Instrument (NI) between February 1994 and May 2020, and during his career at NI, has served in numerous leadership positions, including as Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. NI was an Austin-based company that supplied measurement and automation products used by engineers and scientists in a wide range of industries. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm, Price Waterhouse, LLP. Since 2020, he also has a part time teaching position at the University of Texas McCombs School of Business. Mr. Davern received his bachelor's degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland.
The Board believes that Mr. Davern’s qualifications to sit on our Board include his strong experience and skills in financial management, financial reporting, accounting, oversight of financial performance, operational management and corporate governance.
Peter J. Lau has served as the Company’s President and Chief Executive Officer and as a director of the Company since July 2023. Mr. Lau most recently served as Chief Executive Officer of Catalyst Nutraceuticals, a portfolio company of MSouth Equity Partners which is a private equity investment firm from October 2022 to July 2023, and continues as a board member. From August 2020 to September 2022, Mr. Lau served as President of the Electrical segment of Hubbell Incorporated, a manufacturer of utility and electrical solutions. Mr. Lau served as President of the Fire Detection and Control business of Honeywell, a global technology provider of safety, security and energy solutions, from April 2019 to August 2020, and as President of Honeywell’s global Security business from January 2018 to April 2019. From September 2015 to January 2018, Mr. Lau served as CEO, International, of Current, a General Electric (“GE”) company, leading provider of energy efficiency and digital productivity solutions, and also held various other positions at GE from 2003. Mr. Lau holds a B.S. degree in Business Administration from Northeastern University.

The Board believes that Mr. Lau is an experienced global executive that brings a demonstrated track record of (a) effective operational execution resulting in growth in revenue, earnings and cash flow generation, (b) strategically transforming businesses from hardware centric to a software / solutions subscription business model, (c) driving organic and inorganic profitable growth, and (d) extensive operational improvement experience in areas such as manufacturing, supply chain, and lean process tools from his various key leadership roles at Hubbell Incorporated, Honeywell and GE. The Board also believes that Mr. Lau’s qualifications to sit on its Board include his strong experience and skills in executive management as set forth above.
Rajani Ramanathan has served as a director of the Company since July 2022. She currently also serves as a director of Guidewire Software, Inc. (NYSE: GWRE), a company offering an industry platform for property and casualty insurance carriers. She has served on their Compensation Committee and Risk Committee since June 2021 and as Chairperson of the Risk committee since October 2022. Since May 2023, she has served on the board of Sportradar, a public company that is a leading sports technology at the intersection of sports, media and betting. She serves on their Audit committee. From June 2014 to Jan 2024, Ms. Ramanathan served as a member of the board of directors of ESI Group, a French publicly traded company providing virtual and prototyping software solutions and services. From July 2015 to July 2022, she chaired ESI’s Technology and Marketing Committee and since September 2022 she has chaired ESI’s Compensation Committee and their Nomination and Governance Committee. Since the acquisition of ESI by Keysight Technologies, she chaired their Compensation committee and was a member of their Audit committees, until the acquisition formalities were completed, and the company was delisted in Jan 2024. Since October 2021, she has served on the board of Hayden AI, a smart city solutions provider that developed the world’s first autonomous traffic management platform. From 2000 to March 2014, Ms. Ramanathan served in a variety of leadership roles at Salesforce, a cloud software company, and her last position with them was as Chief Operating Officer and Executive Vice President – Technology and Products. In 2014, she was awarded the YWCA TWIN (Tribute to Women and Industry) Award, which has long been considered one of Silicon Valley’s most prestigious awards honoring women who exemplify leadership excellence in executive-level positions.

The Board believes that Ms. Ramanathan is qualified to serve as a director based on her extensive background in cloud software operations and business management and her independent service on the boards of several public companies in the technology sector.

CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS
At FARO, we believe that corporate governance includes frequent, clear, and honest communication with our shareholders. We actively engage with a portion of our shareholders, including our top institutional investors, to discuss topics of interest including, among other things, our operating performance, corporate governance, and environmental and social matters. We do this as part of our commitment to be responsive to our shareholders and to listen to our shareholders’ insights into emerging issues which include feedback on our efforts. More information about investor relations is available on our website at www.faro.com/about-faro/investor-relations. Information on our shareholder engagement and communications efforts, are available through our website, and are not part of or incorporated by reference into this Proxy Statement.

Shareholders may contact our Board of Directors about genuine issues or questions by sending a letter to the following address: c/o FARO Technologies, Inc. 125 Technology Park, Lake Mary, Florida, 32746, Attention: Board of Directors (or the individual director(s)). Communication should be sent by overnight or certified mail, with return receipt requested. The letter should be specific and include the addressee or addressees to be contacted, the topic of the communication, and the number of shares of our stock that are owned of record (if a record holder) or beneficially. We reserve the right not to forward communication to Board members containing any abusive, threatening or otherwise inappropriate materials.

BOARD MATTERS
Role and Risk Oversight of the Board of Directors
The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):
•reviews and approves strategic plans;
• reviews our financial and strategic performance;
• oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;
• oversees our global risk management framework;
• establishes corporate governance standards;
• evaluates and approves the selection and compensation of our executive officers, including the President and CEO;
• oversees and evaluates senior management performance and compensation;
• plans for effective development and succession of the President and CEO and senior management;
• sets tone for a climate of corporate trust and confidence;
• sets standard for director qualification and for director orientation and continuing education; and
• conducts a performance evaluation of the Board at least annually.
In its oversight of our global risk management, the Board has adopted a risk oversight framework in which it reviews the overall risk exposure of the Company in the form of a risk universe and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, the Board reviews all major risks that could materially adversely affect the Company, including external, strategic, operational, financial, organizational, cybersecurity and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.
Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each Board committee is comprised of the group of independent Board members that best contribute to the Oversight Functions.
The Audit Committee focuses on significant risks associated with financial exposures. The Talent Development and Compensation Committee particularly reviews risks related to our compensation policies and practices as well as other organizational exposures. The Nominating, Governance and Sustainability Committee focuses on risks relating to our corporate governance structure and practices.

Leadership Structure of the Board of Directors
The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and President and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. During 2023, we experienced a CEO transition where Yuval Wasserman accepted the position of Executive Chairman in May 2023 and interim CEO in July 2023. In July 2023, after hiring Mr. Lau as the Company’s new President and CEO, the Company offered the opportunity, and Mr. Wasserman agreed, to continue as Executive Chairman through April 2024 to provide additional transitional assistance to Mr. Lau. Because we did not have an independent Chairman of the Board during such time that Mr. Wasserman served as Executive Chairman, the Board appointed Alex Davern to serve as our independent Lead Director. On April 15, 2024, Mr. Wasserman returned to his regular role of (non-executive) Chairman. Because we currently have an independent Chairman of the Board, there is currently no Lead Director. The Board believes that having an independent Chairman of the Board allows our CEO, Mr. Lau, to concentrate on overseeing the management of our business while Mr. Wasserman provides leadership and oversight of the functioning of the Board.
The Chairman of the Board, in addition to setting board meeting schedules and agendas and chairing board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Talent Development and Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board advisors; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.
Executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Chairman of the Board prepares the agenda for executive sessions of the independent directors, although all independent directors are encouraged to raise any matters for discussion. The Chairman of the Board presides over the executive sessions of the independent directors. In addition, independent directors meet with the CEO separately at least quarterly at regularly scheduled executive sessions to discuss management succession and other issues.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Director Independence
We are required to comply with Nasdaq’s listing standards, including its corporate governance rules. Nasdaq rules require the Board to be comprised of a majority of independent directors, as that term is defined by the Nasdaq Stock Market Rules.
The Board has affirmatively determined that Jawad Ahsan, Lynn Brubaker, Moonhie Chin, Alex Davern, John Donofrio, Rajani Ramanathan, Yuval Wasserman, and Jeroen van Rotterdam are independent directors, as defined by the Nasdaq Stock Market Rules. The Board has determined that Peter J. Lau is not independent, because he has held the position of the President and CEO of the Company since July 2023. In addition, none of our directors is a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Board Meetings and Committees
The Board of Directors held 11 regular meetings and no special meetings during 2023. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the committees on which he or she served during 2023. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2023 and when deemed appropriate at other meetings of the Board and of the committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person or virtually through an online meeting portal, as applicable.
The Board of Directors has three standing committees: an Audit Committee, a Talent Development and Compensation Committee, and a Nominating, Governance and Sustainability Committee, each of which is comprised of independent Board members.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Talent Development and Compensation Committee	Nominating, Governance and Sustainability Committee
Jawad Ahsan Lynn Brubaker Alex Davern*	Moonhie Chin John Donofrio* Rajani Ramanathan Jeroen van Rotterdam	Lynn Brubaker* John Donofrio Jeroen van Rotterdam

*	Committee Chair
Audit Committee
The Audit Committee held seven meetings during 2023. In addition to its formal meetings, the Audit Committee Chairman and other members of the committee met frequently throughout 2023 and in the first quarter of 2024 with and without the presence of management, and also met with our external and internal auditors without the presence of management. At all regular meetings during 2023, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.
The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules, including rules specifically governing audit committee members. The Board also has determined that each of Messrs. Ahsan and Davern is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K.
The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:
•provide oversight regarding the integrity of our accounting and financial reporting process, system of internal     control, external and internal audit process, and our process for monitoring compliance with laws and regulations;
• review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;
• review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;
• appoint, oversee and compensate our independent public accountants;
• oversee and review the Company’s internal audit and compliance functions;
• oversee the interpretation and enforcement of the Company’s Code of Ethics for Senior Financial Officers;
• at least annually, discuss with management and the external auditors significant risks and exposures and the plans to minimize such risks; request that management and the external auditors provide updates to the Committee as appropriate;
• establish procedures for the receipt, retention and treatment of anonymous reports of potential misconduct’ and concerns regarding accounting, internal accounting controls, or audit matters;
• review, discuss with management as well as external auditors, and approve our financial statements and other material financial content, report and correspondence;
• review regulatory filings and related disclosures, including disclosures related to Environmental, Social, and Governance and the adequacy and effectiveness of applicable internal controls;
• pre-approve all audit services and permitted non-audit services to be performed for the Company by its external auditors; and

• review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions in accordance with the Company’s Statement of Policy and Procedures with Respect to Related Person Transactions.

Talent Development and Compensation Committee
The Talent Development and Compensation Committee (“TDCC”) held eight meetings during 2023. In addition to its formal meetings, the TDCC Chairman and other members of the committee met frequently throughout 2023 among themselves without the presence of management, as well as with the TDCC’s consultant and our President and CEO. Areas of consideration at these various meetings included but were not limited to:
•oversight of executive leadership development and programs;
•review of employee engagement survey results and related action plans;
•review of the design of incentive plans;
•review and approval of executive management annual objectives;
•evaluation of the performance of all officers at the executive team level;
•making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;
•consultations with Compensia, Inc. (“Compensia”), the compensation consultant to the TDCC, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for named executive officers;
•establishment of overall executive compensation for 2023;
•addressing other compensation and employment matters, including specific review of the performance of our President and CEO; and
•review of any clawback policy allowing the Company to recoup certain compensation paid to executive officers in the event of an accounting restatement or as otherwise warranted.
Each of the TDCC members qualifies as independent for TDCC membership, as defined in the Nasdaq rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The TDCC acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in its charter, the TDCC oversees our executive and director compensation programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the TDCC annually reviews and determines the President and CEO’s compensation, it works with the President and CEO in evaluating the performance of all other employees at the Vice President level and above reporting directly to the President and CEO and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all such other employees at the Vice President level and above reporting directly to the President and CEO.
The TDCC’s duties and responsibilities include, among other things:
•review and approve the Company’s compensation strategy to ensure that (i) management is rewarded appropriately for its contributions to the growth and profitability of the Company and (ii) the Company’s executive and director compensation strategy supports organization objectives;
• make recommendations to the Board with respect to incentive compensation plans and equity-based plans and approve, where appropriate, to submission to shareholders, all new equity-related incentive plans for senior management;
• monitor and evaluate matters relating to the compensation and benefits structure of the Company as it deems appropriate, including, but not limited to, evaluating whether any risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company and the results of the Company’s previous shareholder vote on executive compensation and the frequency of such vote;
• evaluate not less than semi-annually the performance of the CEO and all other executive officers in light of the goals and objectives of the Company’s executive compensation plans;

• review, at least annually, and determine the individual elements of total compensation for the CEO (without the CEO present during deliberations or voting with respect to his or her compensation) and, after consultation with the CEO, all other executive officers, including (i) base salary, (ii) bonuses, including the specific goals and amount, (iii) equity compensation, (iv) any employment agreement, severance agreement, transition or consulting agreement retirement agreement or change of control protections, and (v) any other benefits compensation or similar arrangements, if any (including, without limitation, perquisites and any other form of compensation such as a signing bonus or payment of relocation costs), including any amendments to or terminations of any of the foregoing;
• review at least annually and approve the aggregate amount of bonuses and equity compensation granted by the Company to all other employees and consultants;
• evaluate, at least annually, compliance with the stock ownership requirements established by the Nominating, Governance and Sustainability Committee for the members of the Board and our executive officers;
• assure that the Company’s annual and long-term bonus and incentive compensation plans are administered in a manner consistent with the Company’s compensation strategy as to participation, target annual incentive awards, corporate financial goals, actual awards paid to senior management, and total funds reserved for payment under the compensation plans;
• review and approve the compensation of non-employee directors, including compensation for serving in a leadership role of the Board;
• oversee, review and evaluate, in consultation with management, the Company’s human development strategy and programs, including recruitment, retention, succession planning (other than with respect to the Chief Executive Officer), talent management and development, diversity, health and welfare, and related programs;
• review, discuss with management, and recommend to the Board whether the Compensation Discussion and Analysis and report of the TDCC should be included in the proxy statement and annual report on Form 10-K; and
• engage, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically, the TDCC has engaged Compensia, a compensation expert, to informally update the TDCC on an annual basis and from time to time on matters that have been delegated to the TDCC.
The TDCC may delegate its authority to grant certain awards under the 2022 Equity Incentive Plan to one or more of its members or to one or more of our executive officers. The grants by our President and CEO are subject to the following parameters, among others, established by the TDCC: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; and (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2022 Equity Incentive Plan.
As earlier noted, the TDCC has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since October 2017, the TDCC has engaged Compensia to advise it on compensation matters. In performing its services, Compensia reports to and is instructed by the TDCC. For more information regarding Compensia’s services, see “2023 Director Compensation,” beginning on page 20 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 28 of this Proxy Statement.
Nominating, Governance and Sustainability Committee
The Nominating, Governance and Sustainability Committee met four times in 2023. Each of the Nominating, Governance and Sustainability Committee members is independent under the Nasdaq rules.
The Nominating, Governance and Sustainability Committee is responsible for developing, evaluating and implementing our corporate governance policies and overseeing responsibilities relating to the Company's sustainability strategy. The Nominating, Governance and Sustainability Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating, Governance and Sustainability Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.
The Nominating, Governance and Sustainability Committee’s duties and responsibilities include, among other things:

•review annually the Company’s Corporate Governance Guidelines and other corporate governance policies, and, if necessary or appropriate, develop additional policies or recommend proposed changes to the existing policies to the Board for approval;
•review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Board committees, director independence and the director nominations process, and to recommend that such disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable;
• select and recommend for approval by the Board which directors will serve as members and as chair for the Board’s committees;
• assess annually the experience, tenure, skills, qualifications and attributes of the Board, in the context of the perceived needs of the Board at that time, and to add or replace directors as the Nominating, Governance and Sustainability Committee deems advisable;
• conduct appropriate inquiries regarding the reputation, judgment, and character of prospective director nominees, including review of any legal proceedings involving the nominee and professional or financial relationships that might pose a conflict of interest and conduct appropriate inquiries into the background, experience, qualifications, attributes and skills of prospective director nominees, including review of any current or previous directorships held by prospective director nominees at public companies;
• establish procedures for shareholders to recommend director nominees for the Nominating, Governance and Sustainability Committee’s consideration in accordance with the Company’s Bylaws;
• establish written criteria for evaluating prospective director nominees, which shall include consideration of background, experience, qualifications, attributes, skills, reputation, judgment, character and contribution to the diversity of the Board and evaluate all prospective director nominees, including those nominated by shareholders, in accordance with these written criteria for prospective director nominees;
• oversee an annual self-evaluation of the Board and each standing committee of the Board, including the Nominating, Governance and Sustainability Committee, to determine whether they are functioning effectively;
• plan, in consultation with the CEO, for succession planning of the Company’s Chief Executive Officer, including transitional leadership in the event of an unplanned vacancy; and
• review the Company’s overall sustainability strategy, including initiatives, policies and risks relating to environmental stewardship, corporate social responsibility and corporate culture and report to the Board on the Company’s progress against its sustainability goals and, as appropriate, makes recommendations on such matters to the Board.
The Nominating, Governance and Sustainability Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Nominating, Governance and Sustainability Committee by writing to the Nominating, Governance and Sustainability Committee, Attention: Chairman, 125 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Nominating, Governance and Sustainability Committee.
The following minimum qualifications must be met by a director nominee to be recommended by the Nominating, Governance and Sustainability Committee:
•each director must display high personal and professional ethics, integrity and values;
•each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;
•each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior-level leadership in business, government, education, technology or public interest;
•each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;
•each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
In identifying potential Board nominees and evaluating candidates for the Board, the Nominating, Governance and Sustainability Committee considers the nominee’s experience, skills and qualifications. Diversity is an important criterion to the Nominating, Governance and Sustainability Committee, in accordance with our Corporate Governance Guidelines, when identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.
Annually, the Nominating, Governance and Sustainability Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, tenure, skills, qualifications and attributes expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Nominating, Governance and Sustainability Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Nominating, Governance and Sustainability Committee determines that adding or replacing a director is advisable, the Nominating, Governance and Sustainability Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that if any director undergoes a change of occupation or retires, then the Nominating, Governance and Sustainability Committee must review the continued appropriateness of such director’s Board membership and take such action as is deemed necessary, including the acceptance or rejection of any offer of resignation by such director.
A shareholder who wishes to nominate a person for election to the Board of Directors must submit a timely written notice to the Company, Attention: Secretary, 125 Technology Park, Lake Mary, Florida 32746. To be timely under our Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, provided, however, that in the event that, (i) no annual meeting was held the preceding year or (ii) the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to such special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the Bylaws, the nomination must include (i) all information relating to such proposed nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between or among such shareholder and any beneficial owner, if any, on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert with the proposed nominee, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the proposed nominee was a director or executive officer of such registrant, and (iii) as to the shareholder giving such notice and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, directly or indirectly, as of the applicable record date (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or such beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement and/or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required to determine his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)
We are committed to sustainable business principles, to thinking long-term, and to making strategic decisions that adhere to our mission and vision and create value for the world and the industries in which we operate. This commitment encompasses various Environmental, Social and Governance initiatives aimed at reducing carbon emissions, conserving resources, promoting social equity, and fostering economic resilience. Through transparent reporting, stakeholder engagement, and adoption of sustainable practices across supply chains, we work to have a lasting positive impact for all of our stakeholders. Our programs are focused on addressing material issues, risks, and opportunities while conforming to internal and external standards.

GOVERNANCE AND OVERSIGHT
ESG Oversight
ESG and sustainability governance starts with the Board’s oversight of our ESG and sustainability strategies. This involves integrating ESG considerations into corporate governance frameworks, appointing board committees focused on sustainability, and hiring executives with expertise in ESG matters. In 2023, the Board refreshed our Board committee charters to provide further clarity on each committee’s roles and responsibilities. We publish our corporate governance guidelines, board committee charters, company code of ethics and corporate responsibility documents on our website at www.faro.com/about-faro/leadership-and-governance.
The Board maintains a dedicated committee, the Nominating, Governance, and Sustainability Committee (“NGS Committee”), to provide strategic guidance on ESG risks, the Company’s goals, policies, procedures, initiatives, and disclosures related to sustainability and ESG matters. Through regular reporting and evaluation mechanisms, the NGS Committee ensures ESG risk mitigation strategies, goal implementation, and performance align with expectations of the Board and our stakeholders.
The Board also receives support from our Talent Development and Compensation Committee (the “TDCC”) in specific ESG areas such as strategies, policies, and key metrics related to our talent and culture, including matters such as pay equity, diversity, inclusion, retention, employee health and safety programs, and leadership development and succession.
The Chief Executive Officer and Executive Management are responsible for incorporating ESG considerations into our corporate strategy, fostering a culture of sustainability, and ensuring accountability across the company. Functional management of the organization’s ESG programs are overseen by the Chief Sustainability Officer, who leverages various multidisciplinary resource groups composed of global leaders throughout the Company to implement and manage sustainability initiatives in support of our commitments. Program updates are communicated to Executive Management, the Board and related Committees through regular meetings with our Chief Sustainability Officer, no less than twice per year.
Risk Management
The Board oversees the Company’s risk management program. The Company’s management has developed an enterprise risk management program, whereby management identifies the top individual risks they believe the Company faces with respect to its business, operations, strategy, and other factors based on input from key business and functional leaders in the Company. Management evaluates those key risks and identifies ways to mitigate and manage such risks. At least annually, management discusses the identified risks and risk mitigation efforts with the Board. The Board allocates responsibility to examine a particular risk in detail to the committee that is in the best position to review and assess the risk.
OUR STRATEGY
ESG Strategy
We believe one of the primary ways to maximize support of an environmentally and economically sustainable future will be through use of innovation and technology. Our solutions help companies integrate sustainability strategies into their businesses by dramatically reducing error and production waste, enabling collaboration without the need for extraneous travel, material, or time, and boosting overall efficiencies and productivity.
In addition, we understand integration of ESG considerations into our overall business strategy creates value for shareholders, stakeholders, and society at large while mitigating risks and enhancing resilience. In calendar year 2021, we developed and launched a comprehensive set of long-term goals and program initiatives that focus on key areas where we can make a measurable, direct, and positive impact. Our sustainability goals are centered on our world, our people, and our approach to business practices spanning several pillars, and incorporating the following key points of focus:
Environmental:
•Reducing our environmental impact including setting aspirational goals for decreasing consumption;
•Investing in sustainable supply chains and eco-friendly packaging; and

•Adopting waste reduction and recycling programs.
Social:
•Advancing a safe, inclusive, and respectful work environment for all;
•Investing in our communities; and
•Ensuring ethical labor practices throughout the supply chain.
Governance:
•Establishing transparent ESG practices, reporting and accountability mechanisms;
•Implementing robust board oversight of ESG performance; and
•Maintaining robust anti-corruption policies and whistleblower protection.

Guiding Principles
We are committed to conducting business with the highest standards of ethics and making strategic decisions that adhere to our mission and values. Among other things, this means supporting the United Nations Global Compact and its underlying principles around the environment, workforce, anti-corruption, and human rights. Our sustainability program management system is modeled largely after the Responsible Business Alliance (RBA) and United Nations Global Compact requirements, and incorporates current environmental, labor, human rights, health, safety, and ethics standards. Additionally, our sustainability program standards aim for alignment with international frameworks including the Global Reporting Initiative (GRI), Science Based Targets initiative (SBTi), Task Force on Climate-related Financial Disclosures (TCFD), and CDP (formerly the Carbon Disclosure Project), among others.
OUR PEOPLE
We believe that our ability to execute an effective ESG strategy is driven by our workforce through a values-driven, high-performing, and dynamic culture underlined by integrity, collaboration, ingenuity, and sustainability. To maintain competitiveness and world-class capabilities, we regularly review and refine our human capital management programs, policies, and procedures to ensure that we consistently work to attract, select, develop, engage and retain strong, diverse talent.
Geographical Locations
We are committed to conducting business with the highest standards of ethics and making strategic decisions that adhere to our mission and values. Among other things, this means supporting the United Nations Global Compact and its underlying principles around the environment, workforce, anti-corruption, and human rights. Our sustainability program management system is modeled largely after the Responsible Business Alliance (RBA) and United Nations Global Compact requirements, and incorporates current environmental, labor, human rights, health, safety, and ethics standards. Additionally, our sustainability program standards aim for alignment with international frameworks including the Global Reporting Initiative (GRI), Science Based Targets initiative (SBTi), Task Force on Climate-related Financial Disclosures (TCFD), and CDP (formerly the Carbon Disclosure Project), among others.
Human Capital Governance
Effective human capital governance requires a holistic approach that considers the needs and interests of employees, aligns with business objectives, promotes ethical behavior, and contributes to long-term value creation for all stakeholders. The Board plays an active role in overseeing our human capital management efforts. The TDCC is responsible for assisting the Board in discharging this oversight duty. The TDCC works closely with the executive management team in helping to shape our culture and focus efforts on developing formal human capital management and talent development initiatives to better support our workforce as the Company continues to evolve. Oversight activities in this area include, among other aspects, receiving regular updates regarding our human capital management strategy including corporate culture, diversity and inclusion, pay and opportunity equity initiatives and results, and talent attraction, training, development and retention programs and results. Additionally, the TDCC reviews the performance of and succession planning for our CEO and other executive officers.
Executive leaders maintain continuous oversight of human capital management programs through various metrics and reporting initiatives with the objective of maximizing value creation, fostering employee well-being, and driving performance. Key points of focus include clear strategic alignment, transparent policies and procedures, employee engagement and feedback, investment in talent development, and management of risk and compliance.

Diversity, Equity, and Inclusion (“DEI”)

We believe diverse teams can better relate to the many and varied needs of our customers. We promote a culture of inclusion where individual differences are valued which also allows us to attract the very best talent and further encourage our people to reach their full potential. To support DEI initiatives globally, we established DEI champions, comprised of FARO team members from around the globe at various levels of the organization to be responsible for the development, implementation, and oversight of our DEI action plan. To foster a sense of inclusion, we strive to ensure employees can provide regular feedback through various channels which include surveys, meetings and direct communication. Employees receive workforce engagement surveys at least semi-annually with our average participation rate in 2023 being approximately 83%. Employees also have the ability to provide input or report concerns both directly to their HR partner or anonymously through our confidential hotline.

Our commitment to diversity, inclusion, and fair and equal representation of underrepresented or minority community groups is demonstrated throughout all levels of the organization:

•    43% of our non-employee Board of Director members are comprised of women, including a female chair of our Nominating, Governance and Sustainability Committee;

•     14% of our non-employee directors are from an underrepresented group;

•     21% of our Executive Leadership team is comprised of women;

•     49% of our US workforce is comprised of underrepresented or minority groups, including women; and

•     48% of our US team members who hold leadership roles (manager or above) are comprised of underrepresented or minority groups, including women.

We are committed to respecting human rights in alignment with the United Nation’s Guiding Principles on Business and Human Rights. We strive to comply with human rights laws and regulations globally and where we may have a local law conflict, we work within the laws of the country whilst maintaining the underlying principles of human rights standards. We encourage all employees and partners to act as allies in support of each other.

Human Rights
We are committed to respecting the human rights of all people throughout our operations and in our value chain. Accordingly, the Company works to foster a culture that respects and promotes human rights. Our commitment to human rights is outlined in our Code of Business Conduct and Ethics. We have a Human Rights Policy to, among other things, create awareness and establish expectations related to legal requirements, ethical practices, and human rights. It applies to our Company, all employees on a worldwide basis and to our value chain, including our suppliers and vendors. We have also adopted Human Trafficking Awareness policy and Compliance plan which describes our global practices to address forced labor awareness and management programs.

Healthy & Safe Work Environment
We are committed to providing a safe and injury-free workplace. We promote this commitment through health and safety programs and training, which uses a risk-based approach implementation of program requirements and includes monitoring and reporting of performance regularly. At least once per year we conduct program assessments to ensure that all facilities comply with our safety, environmental, and facility company standards and other applicable regulations. In 2023, we experienced zero health and safety incidents.
We provide programs and tools for our employees aimed at improving physical, mental, financial, and social well-being. Our programs give our employees access to a variety of innovative, flexible, and convenient health and wellness programs.

Board Member Demographics
The chart below details Board diversity composition by various characteristics as defined by Nasdaq board diversity and disclosure Rule 5605(f).

Board Diversity Matrix (As of May 1, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I. Gender Identity
Directors	3	6	—	—
Part II. Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

TDCC Interlocks and Insider Participation
During 2023, John Donofrio, Moonhie Chin, Jeroen van Rotterdam, Rajani Ramanathan and Yuval Wasserman served as members of the TDCC. None of the TDCC members was, during 2023 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or TDCC.
Code of Business Conduct and Ethics
The Board of Directors has adopted a code of ethics, entitled “Code of Ethics for Senior Financial Officers”, that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com/about-faro/leadership-and-governance or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 125 Technology Park, Lake Mary, Florida 32746.

2023 DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2023. See the Summary Compensation Table contained within “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 28 of this Proxy Statement for the compensation earned by Messrs. Lau and Burger for their service as both Director and President and CEO during 2023.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($)
Jawad Ahsan	54,699	175,007	229,706
Lynn Brubaker	80,000	175,007	255,007
Moonhie Chin	60,000	175,007	235,007
Stephen Cole	—	35,011	35,011
Alex Davern	78,945	175,007	253,952
John Donofrio	80,000	175,007	255,007
Rajani Ramanathan	60,000	175,007	235,007
Jeroen van Rotterdam	60,000	175,007	235,007
Yuval Wasserman	—	35,011	35,011
(1)Includes cash retainers earned by each non-employee director during the year ended December 31, 2023. Mr. Ahsan joined the Board on January 16, 2023, and as such Ms. Ramanathan received prorated fees for 2023. Mr. Wasserman received payment of deferred stock units before transitioning into the Company’s Executive Chairman in May 2023. Mr. Cole received payment of deferred stock units before his retirement from the Board in May 2023.
(2)Reflects the grant date fair value of restricted stock units or deferred stock units granted to our non-employee directors in 2023, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Each of Messrs. Wasserman and Cole received payment of deferred stock units of $35,011.
(3)Mr. Cole ceased serving as a member of the Board effective upon the conclusion of the 2023 Annual Meeting of Shareholders.
(4)As of December 31, 2023, our non-employee directors held the following aggregate number of shares of unvested restricted stock units:

Name	Unvested Restricted Stock Units (#)
Jawad Ahsan	14,992
Lynn Brubaker	11,544
Moonhie Chin	13,027
Alex Davern	13,027
John Donofrio	11,544
Rajani Ramanathan	14,733
Jeroen van Rotterdam	12,608
Yuval Wasserman	174,719

The following table shows the restricted stock units awarded to each non-employee director then in office on May 26, 2023, and the aggregate grant date fair value for each award:

Name	Restricted Stock Units (#)	Full Grant Date Fair Value of Award ($)
Jawad Ahsan	11,544	175,007
Lynn Brubaker	11,544	175,007
Moonhie Chin	11,544	175,007
Alex Davern	11,544	175,007
John Donofrio	11,544	175,007
Rajani Ramanathan	11,544	175,007
Jeroen van Rotterdam	11,544	175,007
The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($15.16 per share on May 26, 2023).

Terms of Director Compensation Program
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. The following table sets forth each component of our Board compensation for 2023:

Annual Cash Retainer:	$60,000
Additional Annual Retainers:
Nominating, Governance and Sustainability Committee Chairperson	$20,000
Audit Committee Chairperson	$20,000
Talent Development and Compensation Committee Chairperson	$20,000
Non-Employee Chairman	$75,000
Initial Equity Grant	$100,000	(a)
Annual Equity Grant	$175,000	(b)

(a)Upon election to the Board, each non-employee director receives restricted stock units with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock unit grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.
(b)On the day following the annual meeting of shareholders, each director receives restricted stock units with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock unit grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.
Mandatory Board of Director Stock Ownership and Holding Periods
Our non-employee directors are subject to minimum share ownership guidelines. Within five years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then-current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier; provided that non-employee directors may sell shares to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2023, all of our directors who are required to meet this guideline either met, exceeded, or will meet or exceed the minimum share ownership requirement by their mandated deadlines.

Director Deferred Compensation Plan
In October 2018, the TDCC adopted the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which was amended on December 23, 2022. Prior to the first day of each calendar year, each non-employee director may (i) elect to convert all of his or her annual cash retainer fees as well as any annual committee and chair fees other than reimbursements otherwise payable to him or her by the Company into deferred stock units, and (ii) elect to receive all of his or her annual equity grant received during the calendar year in the form of restricted stock units, or defer payment of all such restricted stock units granted to the non-employee director in the calendar year. Each deferred stock unit represents the right to receive one share of our common stock no later than 60 business days following the date the non-employee director incurs a separation of service from the Company, or, in limited circumstances upon a change in control of the Company, cash equal to the fair market value of one share of our common stock on the date of the change in control, pursuant to the 2022 Equity Incentive Plan and the Deferred Compensation Plan.
Effective December 2023, the TDCC determined that participation in the Deferred Compensation Plan on a going-forward basis would cease as of the date of such action. Prior to this change, the Deferred Compensation Plan encouraged directors to hold a substantial portion of their compensation in the form of equity, which can only be monetized at the end of their tenure on the Board or in other limited circumstances.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements since 2004. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2024.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.
Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there should be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS
The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the years ended December 31, 2023 and 2022, and fees for other services rendered by Grant Thornton LLP during those periods.

	2023	2022
Audit fees (1)	$1,502,411	$1,372,893
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,502,411	$1,372,893

(1)Amounts for 2023 and 2022 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally. Audit fees also include services provided in connection with other SEC filings, including consents and comfort letters.
The Audit Committee has concluded that the provision of the audit services by Grant Thornton LLP in 2023 and 2022 is consistent with maintaining the independence of Grant Thornton LLP.
Pursuant to the Audit Committee charter, the Audit Committee pre-approved all services provided by Grant Thornton LLP in 2023. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.
The Audit Committee has:
•reviewed and discussed the Company’s audited financial statements with management;
•discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee also considered the impact of non-audit services on the auditor’s independence.
The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Audit Committee:
Jawad Ahsan, Audit Committee Member
Lynn Brubaker, Audit Committee Member
Alex Davern, Audit Committee Member (Chair)

This report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act, regardless of date or any other general incorporation language in such filing.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement. Consistent with the results of the most recent non-binding advisory vote in 2023 regarding the frequency of the “Say-on-Pay” vote, we currently hold such an advisory vote annually.
This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The TDCC endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and promotes the closer alignment of their interests with those of our shareholders. The TDCC strives to provide total compensation relating to the President and CEO, the other named executive officers and all other employees at the Vice President level and above reporting directly to the President and CEO, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.
In 2023, more than 95% of the votes cast approved of our executive compensation program on an advisory basis. In view of this strong show of support for our compensation programs, we did not undertake any significant revisions in response to the vote outcome. We will continue to review our compensation practices and alignment with market and best practices. For more information regarding our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Consideration of Last Year’s Say-on-Pay Vote,” beginning on page 31 of this Proxy Statement.
    The Board is asking our shareholders to vote “FOR” the following non-binding resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the TDCC, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of April 15, 2024:

Name	Age	Principal Position
Peter Lau	44	President and Chief Executive Officer
Matthew Horwath	40	Senior Vice President and Chief Financial Officer
Jeff Sexton	62	Senior Vice President of Sales

For the biography of Mr. Lau, please see the section titled “Nominees for Election at the Annual Meeting”.
Matthew Horwath was appointed as our Senior Vice President and Chief Financial Officer of the Company in January 2024. Mr. Horwath joined FARO in May 2017 and previously served as our Vice President of Finance from July 2021 to January 2024, prior to which he led FARO’s financial reporting, technical accounting and tax team. Prior to FARO, Mr. Horwath’s background included public accounting at Ernst & Young LLP and corporate accounting positions at Winn-Dixie Stores, Inc. Mr. Horwath is a licensed Certified Public Accountant in the state of Florida and holds a Master of Accountancy degree from the University of North Florida and a Bachelor of Business Administration degree with a major in accounting from the University of Central Florida.
Jeff Sexton has served as our Senior Vice President of Sales since April 2022 and as our Vice President of Sales for Americas from April 2020 to April 2022. Prior to joining us, Mr. Sexton had 30 years of experience in and around the semiconductor industry with National Semiconductor, QuickLogic, Cypress Semiconductor and AMS AG. His prior roles included Regional VP of Sales, Global Strategic Accounts Leader and WW Sales and Marketing Leader. Mr. Sexton began his career as a communications systems design engineer, then moved to a Field Applications Engineer before moving into sales. Mr. Sexton holds a B.S. in Electrical Systems Engineering from Wright State University in Dayton, Ohio.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
    This section describes our executive compensation program relating to our Named Executive Officers (“NEOs”), including the objectives and principles that comprise our executive compensation program, the compensation decisions made under such program and the factors considered in making those decisions. Our compensation program is administered by our Talent Development and Compensation Committee (“TDCC”). The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to the achievement of business objectives and financial goals; (ii) aligns our executive officers’ interests with those of our shareholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly talented executives. As described more fully in this Compensation Discussion and Analysis section, our executive compensation program is designed to align with the interests of our shareholders as it is heavily weighted toward long-term Company performance.
Our NEOs for 2023 include the following: our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and top two other highest paid executive officers who were serving as executive officers during 2023:

Name*	Title
Yuval Wasserman	Executive Chairman and Interim Chief Executive Officer**
Peter J. Lau	President and Chief Executive Officer***
Allen Muhich	Former Chief Financial Officer
Jeff Sexton	Senior Vice President of Sales
Michael D. Burger	Former President and Chief Executive Officer
* Our NEOs constitute all of the individuals who provided services to us as executive officers during 2023.
** Mr. Wasserman was appointed as our Executive Chairman on May 3, 2023, and returned to his regular role of (non-executive) Chairman on April 15, 2024. As noted below, Mr. Wasserman was also interim Chief Executive Officer from July 1, 2023 to July 24, 2023.
*** Mr. Lau was appointed as our President and Chief Executive Officer on July 24, 2023.

Changes in Executive Leadership
In May 2023, Mr. Burger announced his intention to retire as our President and Chief Executive Officer effective July 1, 2023. He is continuing as an executive advisor until June 30, 2024. At the time of the announcement, Mr. Wasserman was appointed as the Company’s Executive Chairman, effective May 3, 2023. Mr. Wasserman was interim Chief Executive Officer from July 1, 2023 to July 24, 2023. On July 24, 2023, Mr. Lau was appointed as the Company’s President & Chief Executive Officer and a Director.
On January 16, 2024, Mr. Muhich ceased serving as our Chief Financial Officer and left the Company as an employee on April 1, 2024. The Board appointed Matthew Horwath as Senior Vice President (“SVP”) & Chief Financial Officer of the Company effective January 16, 2024.
Performance Summary
FARO has a 40-year legacy of enabling customers to digitize the physical world through the use of 3D capture technology to increase productivity and reduce cost. We are embarking on a renewed commitment to our heritage of delivering best in class 3D capture devices that is augmented by software that allows our customers to quickly process data and enable collaboration. Our broad solutions range from ultra-high accuracy laser-scanner-based products to lower accuracy, photogrammetry-based technology and are used by a diverse range of sectors including manufacturing, surveying, architecture, engineering and construction, public safety analytics and other industries. The FARO brand is synonymous with innovation, and in 2023 we launched the following products:

•FARO OrbisTM mobile scanning capture solution, with rapid speed of capture, high data quality and portability
•Hybrid Reality CaptureTM, a solution that delivers faster capture for large-volume projects in architecture, engineering construction and public safety applications
•Sphere XG®, our next generation cloud platform, utilizing legacy intellectual property and technology acquired through recent acquisitions, that offers unified data integration through cloud-based services, desktop applications, and mobile applications
•FARO Zone 2024 for crime scene and crash reconstruction analysis that empowers investigators, forensic analysts and law enforcement agencies to enhance their capabilities in documenting, analyzing, and presenting evidence

Overall, 2023 was a difficult financial year for FARO as the macro environment continued to be challenging. We experienced continued inflationary pressures, including material input costs used to manufacture our products and operating expenses that adversely affected the cost of doing business. We recorded $358.8 million in total sales, an increase of 4% over 2022. Adjusted EBITDA* was $12.1 million in 2023, or 3.4% of total sales, compared to Adjusted EBITDA* of $13.5 million, or 3.9% of total sales in 2022. We maintained cash, cash equivalents and short-term investments of $96.3 million and $75.0 million of debt as of December 31, 2023.
During the first half of 2023, we announced an integration plan and completed significant actions in the second and third quarters, which included driving synergies by right sizing our software investments to streamline and consolidate multiple cloud environments, increasing the productivity of our global sales organization, creating additional synergies by consolidating certain functions and eliminating redundancies within our overall cost structure, and reducing our global footprint by consolidating sites and exiting inefficient facilities. Additionally, we made a number of organizational and operational changes in order to sharpen our focus on execution and prioritization of key value creation activities.
As a result, and despite the continued headwinds in the macro environment, we made significant progress in our financial results in the second half of 2023, notably:

•$185.6 million in second half total sales, a 7.2% increase over first half total sales
•Fourth quarter Adjusted EBITDA* of $13.2 million, an increase of 12% year over year
•Expanded our cash position by generating $18.7 million of operating cash flow in the fourth quarter of 2023
While we are encouraged by the improvement in our second half financial performance, we believe in holding ourselves accountable to our pay-for-performance philosophy. We set ambitious and challenging Short-term Incentive Program (“STIP”) goals for 2023, that despite performance improvements in the second half, fell short of our full year target objectives for revenue and management free cash flow.
We believe there is significant opportunity to increase the overall financial performance of our company moving forward. Through the expansion of our addressable markets via new product launches and extension of our salesforce through key partnerships, we believe there will be ample opportunity to increase our annual revenue at a faster rate than the markets we serve. Our focus on operational excellence and increased execution should enable the company to expand gross margins and keep our operating expense in line with future revenue and gross margin expansion as well as increase cash flow through working capital optimization.
* Note: Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Consideration of Last Year’s Say-on-Pay Vote
On an annual basis, the compensation of our NEOs is submitted to our shareholders for a non-binding advisory vote (“Say on Pay”). In 2023, more than 95% of the votes cast approved of our executive compensation program on an advisory basis. In view of this strong show of support for our compensation programs, we did not significantly revise our compensation programs. We will continue to review our compensation practices and alignment with market and best practices. In 2023, we also asked our shareholders to vote on a non-binding advisory proposal on the frequency of future Say on Pay votes. A majority of votes cast favored holding future Say on Pay votes every year, so, based on the recommendation of the Board and voting results, we intend to hold future Say on Pay votes every year until the next required non-binding advisory vote on the frequency of Say on Pay votes, which is required to occur no later than our 2029 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES
Our executive compensation program is designed to attract, retain and motivate highly qualified executives to achieve our overall business objectives, and to align our executives’ interests with those of our shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe our 2023 compensation practices demonstrated our commitment to these principles in the face of a challenging environment. The following provides some highlights of our compensation program features and the sound governance practices we maintain:

Pay-for-performance
✓ A majority of compensation is variable and at-risk
✓ Tie incentives to performance against financial goals
✓ Use quantifiable and measurable performance metrics and goals that are clearly disclosed
✓ Provide significant upside and downside potential based on performance

Set Pay in-line with market practices	✓ Conduct competitive market based total compensation benchmark analysis against similarly sized industrial companies for comparable positions
Align interests with our stakeholders
✓ Design programs that discourage unnecessary or excessive risk-taking
✓ Cap payout opportunities under the incentive plans
✓ Require multi-year vesting periods for equity awards
✓ Reward long-term financial results that drive value creation through a balanced equity mix
✓ Operate meaningful share ownership guidelines
✓ Maintain a pay recoupment (i.e., clawback) policy
✓ Prohibit insider trading, hedging and pledging of Company stock
✓ Engage with shareholders on executive compensation matters
✓ Engage an independent compensation consultant to provide analysis and advice
✓ Conduct an annual say-on-pay vote

Avoid poor governance practices
✓ No tax gross-ups on any change-in-control benefits
✓ No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)
✓ No guaranteed compensation or guaranteed increases
✓ No excessive perquisites
✓ No dividends paid on unvested restricted share units or performance share units until such awards vest

KEY ELEMENTS OF EXECUTIVE COMPENSATION
Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation (which consists of base salary, annual incentive target, and long-term incentive target) in 2023 was variable and at-risk. Mr. Lau’s target total direct compensation as CEO for 2023 was heavily weighted toward long-term performance with performance goals aligned with our shareholder’s interests. Approximately 17.5% of Mr. Lau’s target total direct compensation for 2023 was in base salary, 17.5% was based on annual performance metrics and the remaining approximately 65% was weighted toward long-term equity performance and time-based awards as described below. In addition, all equity compensation granted to our NEOs in 2023 was allocated 40% to time-based awards and 60% to performance-based awards, driving a stronger connection between pay for performance and consistent with our compensation philosophy.

2023 Annualized CEO Compensation for Mr. Lau
Cash Compensation		Equity Compensation
$600,000	$600,000*	$1,320,000*	$880,000*
Annual Salary 17.5% of Target Total Direct Compensation	Annual Short-Term Incentive 17.5% of Target Total Direct Compensation	LTIP Performance-Based Award 39% of Target Total Direct Compensation	LTIP Time-Based Award 26% of Target Total Direct Compensation
*Represents an annualized amount. The amounts actually received by Mr. Lau were prorated to reflect his partial year of service in 2023.

Key Elements of Executive Compensation

Component	Purpose	Performance Alignment
Base Salary	Recognize role scope, skills required, performance, contribution, leadership, and potential	Individual performance taken into account when considering changes
Short-term Incentive	Tie compensation to the successful execution of our operating plan and strategic goals	Opportunity of 0%-200% of target based on performance

Based on performance against two financial metrics and two metrics tied to our strategic goal of growing Annual Reoccurring Revenue (ARR), as described further below
Long-Term Incentive Equity Awards	Attract, retain and motivate executive talent; promote closer alignment of interests with our shareholders and value realization with stock price; drive accountability for long-term performance
Time-based restricted share unit (“RSU”) awards (40%)
Performance-based RSU awards (“PRSUs”) (60%)

PRSUs vest based upon relative performance of FARO share price when compared to the Russell 2000 Growth Index companies over a three-year period.

Payout goals are set to drive pay for performance, with the threshold set at 25th percentile of Relative Total Shareholder Return (“TSR”), target set at 55th percentile TSR and maximum payout set at 80th percentile TSR.

EXECUTIVE COMPENSATION SETTING PROCESS
The TDCC, which is comprised of independent directors, develops, amends and approves our executive compensation program. To ensure the executive compensation program is effective and reasonable, the TDCC uses a variety of inputs including the results of our annual say-on-pay vote, feedback from shareholders, the advice of its independent compensation consultant relating to market practices, and input from the Chairman of the Board and the Chief Executive Officer.

ROLES IN DETERMINING EXECUTIVE COMPENSATION
Talent Development and Compensation Committee
•Develop, amend and approve our executive compensation program to remain consistent with our values and philosophy, support the recruitment and retention of executive talent, and help achieve business objectives.
•Determine and approve the appropriate level of compensation for all executive officers, other than the CEO.
•Determine and approve short-term and long-term incentive plan targets for all executive officers, other than the CEO.
•Evaluate CEO individual performance and recommend CEO compensation to the independent Board of Directors.
•Review talent development and succession plans for the CEO and other executive officer roles, and make recommendations to the independent Board of Directors regarding the appointment of the executive officers.
•Approve the independent compensation consultant’s fees and terms of the engagement.
Independent Directors of the Board
•Review and approve CEO compensation, and annual and long-term corporate goals relevant to CEO compensation.
•Review and approve talent development and succession planning recommendations for all executive officer roles.
Chief Executive Officer
•Evaluate performance for the executive officers other than himself, and make compensation recommendations to the TDCC for the executive officers other than himself.
Independent Compensation Consultant
•Inform the TDCC of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company’s compensation programs, policies, and practices in-line with our business and talent strategies, and investor expectations.
•Analyze the prevailing executive compensation structure and plan designs, and assess the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders.
•Test the incentive plan performance goals to ensure appropriate rigor and alignment with shareholder interests.
USE OF AN INDEPENDENT COMPENSATION CONSULTANT
The TDCC is authorized to engage the services of outside advisors, experts, and others to assist in performing its duties. To assist with our 2023 executive compensation program, the TDCC continued to engage Compensia as its compensation consultant. Other than the services it provided to the TDCC, Compensia did not provide any services to the Company during fiscal 2023. The TDCC considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the TDCC determined that Compensia is independent of the Company and its management and did not identify any conflict of interest. As provided by the TDCC’s charter, the Company provides appropriate funding for payment of reasonable compensation to any compensation consultant retained by the TDCC.

USE OF MARKET DATA
The TDCC engages the independent compensation consultant to undertake an annual review of the compensation peer companies that are used to provide insight into market competitive pay levels and practices. In partnership with our independent compensation consultant, the TDCC established a robust process to appropriately assess the relevance of different companies in the context of making compensation comparisons. As with prior years, an established process was used to assess the peer group composition and to establish the companies comprising the 2023 peer group. Set forth below were the various factors used to select our 2023 peer group:

U.S. Traded Companies	Companies traded on U.S. stock exchanges that will disclose compensation levels and design practices for their named executive officers

Similar Business Models	Companies that operate in similar arenas, requiring similar skills and experiences from their executive talent, and being subject to similar market forces

Size (Revenue Within 0.5x-2x Range)	Companies of a broadly relevant revenue size as an indicator of complexity and scope for executive roles; companies that are of a reasonable revenue size for making market comparisons

Market Cap (~0.33 to 3.0x range)	Companies with broadly similar market cap sizes as an indicator of company growth. This influences executive equity compensation levels.

Similar Industry	Companies that operate in the technology industry, again indicating executive talent with relevant skills and companies that are subject to similar market forces

Geographic Footprint	Companies with international revenue of at least 35% of their total revenue, indicating multi-national operations, the complexity that results in and the associated skills required by executives

Other Factors	Other factors that are relevant as it pertains to global business operations and executive talent, such as operations that emphasize technology

Based on this established process, the following companies were selected and comprise the peer group used to inform pay decisions with respect to 2023. Changes to the peer group for 2023 from the prior year were made to better align with the criteria described above and were primarily driven by industry alignment and financial comparability considerations.

Company	Ticker	Industry Description
3D Systems	DDD	Technology Hardware, Storage & Peripherals
8x8, Inc.	EGHT	Application Software
A10 Networks Inc.	ATEN	Systems Software
American Software, Inc.	AMSWA	Application Software
Arlo Technologies	ARLO	Building Products & Equipment
Casa Systems	CASA	Communication Equipment
Cerence, Inc.	CRNC	Application Software
Everbridge	EGHT	Application Software
Iteris	ITI	Electrical Equipment & Instruments
LiveVox	LVOX	Software Infrastructure
Matterport	MTTR	Application Software
nLIGHT	LASR	Semiconductors
Rimini Street	RMNI	Application Software
Thermon Group Holdings, Inc.	THR	Electrical Components and Equipment
Upland Software, Inc.	UPLD	Application Software
Universal Electronics	UEIC	Consumer Electronics
Veeco Instruments Inc.	VECO	Semiconductor Equipment
Veritone	VERI	Software Infrastructure
Vishay	VSH	Semiconductors
Yext	YEXT	Application Software
The TDCC considers pay data from the compensation peer group as one of several reference points it uses to target total direct compensation. In using the data, the TDCC sets pay at a market competitive rate intended to balance the objectives of ensuring appropriate pay positioning in the market while enabling the Company to attract and retain high-performing talent in a competitive environment.
Given reliable proxy data are only consistently available for the CEO and CFO, the TDCC references general industry survey data using the same approach for these as well as all other roles. The variation of actual pay in comparison to any particular level of pay specific in the market data for a given role may result from the TDCC (or Board, as applicable) taking into consideration as it deems appropriate the executive officer’s performance, experience, knowledge, skill, level of responsibility, potential to impact our performance and future success, and our need to attract, retain and motivate strategic talent.

METRIC SELECTION AND GOAL SETTING
Central to our pay-for-performance philosophy is maintaining a disciplined goal-setting process that is used to determine both our annual and long-term incentive plan performance targets. Each year, management, the TDCC, and our independent compensation consultant spend meaningful time determining metrics, goal ranges, and the appropriateness of our incentive program thresholds, targets, and maximums.
For 2023, the TDCC reaffirmed its support of the fundamental aspects of program design, and accordingly, approved updates to align with our global growth strategy. We replaced Adjusted EBITDA as a metric under our annual bonus plan in 2023 with Adjusted Free Cash Flow because it focuses management on both profitability and cash generation from the Company’s operations. We added cloud-based SaaS exit annual recurring revenue (“ARR”) and cloud-based operating expenses because these metrics align to the Company’s strategic initiatives. Following the agreement of metrics, the TDCC establishes the performance goals and ranges associated with each metric. The desired approach is to set performance ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage excessive risk taking. In setting performance goals and ranges, the TDCC and the Board take into account the following:

•Company’s historical and projected performance
•The associated compensation payout implicated by varying levels of performance
•Historical and projected performance and associated payout of compensation for select peer group companies
•Our annual plan and external macro-economic factors impacting our business.
Compensation Decisions
During 2023, we experienced a CEO transition where Mr. Wasserman accepted the position of Executive Chairman in May 2023 and interim CEO in July 2023. In consultation with Compensia, the independent compensation consultant, the Company offered, and Mr. Wasserman agreed to accept these roles in May 2023 with a salary of $1 per year, and a grant of 112,000 time-vesting RSUs pursuant to the 2022 Equity Incentive Plan. In July 2023, after successfully hiring Mr. Lau as the Company’s new President and Chief Executive Officer, the Company offered the opportunity and Mr. Wasserman agreed to continue as Executive Chairman through April 2024 and provide additional transitional assistance to Mr. Lau for additional compensation consisting of (a) $100,000 in cash and $500,000 in RSUs to be paid and granted, respectively on July 25, 2023, (b) $100,000 in cash and $400,000 in RSUs to be paid and granted, respectively on November 1, 2023 and (c) $100,000 in cash and $300,000 in RSUs to be paid and granted, respectively on February 1, 2024. All of the RSUs granted to Mr. Wasserman vest over one year, consistent with the vesting schedule for his equity retainer for his Board service. In consultation with Compensia, the independent compensation consultant, the Company offered and Mr. Lau accepted a new hire equity grant in the amount of $4.4.million, of which $2.2 million was a first-year annual RSU award, in alignment to the 50th percentile of market for CEO equity compensation provided by the companies in our peer group, and $2.2 million for an initial sign-on RSU award. The initial sign-on RSU was awarded to Mr. Lau in a “make whole” amount designed to address compensation forfeited at his prior employer. These RSUs were awarded as a combination of performance and time-vesting RSUs in a ratio of 60% and 40%, respectively. The time-vesting RSUs awarded to Mr. Lau vest one-third on each of the first, second and third anniversaries of the grant date, subject to his continued service with the Company through each such date. The vesting terms for the performance RSUs granted to Mr. Lau are described under “Long-Term Incentives” below.
To facilitate the CEO transition, Mr. Burger remains on as a strategic advisor though June 30, 2024 receiving 100% of his salary, full benefits and eligibility in the short-term incentive plan (“STIP”) program through this time. As part of the CEO transition, the Company entered into a Transition and Retirement Agreement with Mr. Burger which was filed with the SEC in a Current Report on Form 8-K/A dated May 12, 2023. In addition to the CEO transition arrangements described above, the Company entered into a Transition and Separation Agreement with Mr. Muhich which was filed with the SEC in a Current Report on Form 8-K dated January 16, 2024.
Base Salary:
Following a review of compensation in 2023, Mr. Burger did not receive an increase to his base pay while Mr. Muhich received a base pay increase to assist with the CEO transition and Mr. Sexton received a base pay increase to reflect additional responsibilities. Mr. Lau’s base pay, upon hire, was set between the 25th percentile and 50th percentile of the amounts provided by companies in our peer group in alignment with our executive compensation philosophy. In addition, Mr. Lau received a new hire signing bonus in the amount of $300,000, the net value of which is required to be repaid if he voluntarily resigns from employment within 12 months of hire or is terminated by the Company for cause within that same time period. Mr. Wasserman’s base pay was set at $1 annually in alignment with his request to be compensated fully in the form of stock for his CEO role. For his Executive Chairman role, he received two cash payments of $100,000 each for a total of $200,000.
The base salaries and percentage increases of our named executive officers are as follows:

Name*	2022 Target Annual Base Salary	2023 Target Annual Base Salary	% Increase (Decrease) from 2023
Mr. Burger**	$721,000	$721,000	—%
Mr. Muhich	$393,593	$452,633	15.0%
Mr. Sexton	$285,000	$330,000	15.8%
Mr. Lau	N/A	$600,000	N/A
*Mr. Wasserman is not included in this table because he received only a nominal base salary of $1 per year for his service as the Executive Chairman and interim CEO, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC dated May 3, 2023.

**On July 1, 2023, Mr. Burger ceased being the CEO and transitioned to serving as an advisor to the Company.
***For Mr. Lau, this amount does not include the signing bonus in the amount of $300,000 that was not base salary, as described in the paragraph preceding the table.
Short-Term Incentives
The management team, including the executive officers, participates in the STIP. The STIP is intended to reward performance for the achievement of short-term financial goals set by the TDCC each year. Award opportunities are positioned relative to the competitive market for comparable jobs. The STIP places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial and strategic results.

Financial: Annual Revenue (25%) + Adjusted Free Cash Flow (25%) + Strategic: SaaS Exit ARR (37.5%) + Cloud-based SW Operating Expense (12.5%)	=	Company Multiplier* (100%)	x	Individual STIP Target Amount	=	Individual Payout Amount
*Company multiplier is capped at 200%.

In December 2022, the TDCC approved the 2023 STIP performance measures and their associated goals. Both financial and strategic measures were used to reinforce the shift to driving SaaS ARR.

Metric	Weight	Why it Matters
Revenue	25%	Aligns annual organic revenue growth resulting from strong sales execution, product and innovation investments, and market share gains to broadly comparable companies subject to similar external market and economic factors.
Adjusted Free Cash Flow	25%	Aligns annual free cash flow resulting from effective and efficient execution of our operating plan, including cash flow from operations, adjusted for the impact of restructuring and other adjustments, working capital efficiencies and other capital allocations to broadly comparable companies subject to similar external market and economic factors.
Cloud-based SaaS Exit ARR	37.5%	Aligns to strategic growth goal of generating cloud-based SaaS ARR.
Cloud-based Operating Expenses	12.5%	Aligns operating expenses focused on strategic cloud-based SaaS ARR growth from efficient execution of our operating plan that aligns growth and profitability levels.

2023 STIP Performance
While we experienced moderate success in growing revenue, and took actions in the 2nd half of 2023 to reduce our cost structure, we still fell short of achieving the performance needed for a 100% payout. Two of the four metrics achieved an above threshold score, with Revenue coming in at 44% of target and operating expenses to support cloud-based SaaS ARR growth coming in at 100% of target. Free cash flow and cloud-based SaaS Exit ARR ended the year with performance below the threshold, which resulted in a score of 0%. As a result, the Company payout multiplier for the plan in 2023 was 23%.

STIP Performance Metric	Threshold (in million)	Target (in million)	Maximum (in million)	Actual* (in million)	Weighting	Weighted Payout Multiplier
Revenue	$350.0	$385.0	$415.0	$358.8	25%	44%
Adjusted Free Cash Flow	$25.0	$40.9	$52.7	N/A	25%	0%
Cloud-based SaaS Exit ARR	$10.0	$12.9	$18	N/A	37.5%	0%
Cloud-based Operating Expenses	N/A	$21	N/A	$17	12.5%	12.5%
*Note: As neither the Adjusted Free Cash Flow nor the Cloud-based SaaS Exit metrics met the threshold amount, these metrics were not funded in 2023. Cloud-based Operating Expenses is a non-GAAP financial measure and is calculated as GAAP operating expenses, as reported (-) stock-based compensation (-) restructuring & other costs (-) purchase accounting intangible amortization (-) non-cloud operating expenses.
Achievement of a performance metric at the threshold level would result in a company payout multiplier of 25% for such metric and achievement below such threshold would result in no amount becoming payable with respect to that metric. Achievement of a performance metric at the maximum level or greater would result in a company payout multiplier of 200% for such metric. Achievement of a performance metric between the threshold and target levels or target and maximum levels would result in a multiplier, determined based on linear interpolation, for that metric.
Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Messrs. Burger, Lau, Muhich, and Sexton in 2023 was 100%, 100%, 65%, and 60% of their respective annual base salaries. Mr. Lau’s bonus payout was prorated based on his start date of July 24, 2023. The target amounts of these annual short-term cash incentive opportunities were set in alignment with the 50th percentile of annual short-term cash incentive opportunities provided by the companies in our peer group. Mr. Wasserman was not eligible for the annual bonus in his role as Executive Chairman and interim CEO, and Mr. Burger continued to be eligible for the 2023 STIP payout in his role as external advisor and consultant.

NEO	Target Award Opportunity (% Base Salary)	Target Opportunity	2023 Payout Multiplier	2023 Annual Incentive Award
Mr. Burger	100%	$721,000	23%	$165,830
Mr. Lau	44% after proration	$264,000	23%	$60,720
Mr. Muhich	65%	$294,211	23%	$67,669**
Mr. Sexton	60%	$198,000	23%	$45,540
*Mr. Wasserman is not included in this table because he was not eligible for an annual short-term cash incentive award in his role as Executive Chairman and interim CEO.
**This amount does not include a special, one-time bonus in the amount of $67,885 that was awarded to Mr. Muhich in July 2023 for retention and in an acknowledgment of his assistance to the Company in connection with the CEO transition.
Long-Term Incentives:
Another key element in the compensation of our executive team is long-term equity awards, which tie a significant portion of compensation to the Company’s performance over time. In 2023, we granted a mix of 40% time-based RSUs (“TRSU”) and 60% performance-based RSUs (“PRSU”) as long-term incentive awards to our NEOs. This mix represented an increase in the percentage allocated to PRSUs in 2022, reflecting a greater emphasis on aligning pay with performance. In combination, we believe these grants provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives in the interests of our collective stakeholders. They are also reflective of market practice within our compensation peer group. The total target grant value is established using market data to determine a competitive rate intended to balance the objectives of ensuring appropriate pay positioning in the market while enabling the Company to attract, recruit and retain high-performing talent in a competitive environment.

2023 Equity Grants
For the 2023 equity grants, the TDCC (or in the case of our CEO, the TDCC recommended and the Board) established the long-term equity award values for Mr. Lau, Mr. Burger, Mr. Muhich, and Mr. Sexton based on recommendations from Compensia, individual performance, retention consideration and market data. The PRSUs granted in 2023 vest at the end of three years based upon achievement of the Company's relative total shareholder return (“TSR”) compared to the TSRs of the companies in the Russell 2000 Growth Index during the performance period from March 1, 2023 to March 1, 2026 (the “Relative TSR”). Relative TSR was chosen as the performance metric because it promotes closer alignment of the interested of our NEOs with those of our shareholders while requiring superior stock performance over the performance of our peers. The Relative TSR required to be achieved under the PRSUs and the corresponding portion of the PRSUs that would become eligible to vest based on Relative TSR percentile achievement are as follows:

Relative TSR	Max	Target	Threshold	Below Threshold
Percentile Rank	80th & above	55th	25th	Below 25th
Payout Percentage if TSR is Positive	200%	100%	25%	0%
Mr. Burger’s and Mr. Muhich’s grant values were higher than last year’s in order to bring their target total direct compensation closer to market competitive levels. The increase in grant value, as seen in the Summary Compensation table for 2023 is supported by market data, and shows target direct compensation for 2023 is within the 25th percentile to 50th percentile of market range as represented by our peer group. The time-vesting RSUs (“TRSUs”) vest in equal installments over three years based on continued employee through the applicable vesting dates.
The following TRSUs and PRSUs were granted in relation to the 2023 annual equity grant:

Name	Grant Date	TRSUs	PRSUs
Mr. Lau	8/2/2023	108,709	163,064
Mr. Burger	3/1/2023	57,365	86,047
Mr. Muhich	3/1/2023	16,604	24,906
Mr. Sexton	3/1/2023	9,057	13,585
Mr. Wasserman*	5/4/2023	112,000	—
	7/25/2023	30,998	—
	11/1/2023	31,721	—
*Mr. Wasserman’s time-based grants have a 1-year vesting requirement, in alignment with his Board grants.
Prior Year PRSUs Earned During 2023
During 2023, our NEOs did not earn any PRSUs granted in prior years as the minimum level of achievement of the performance targets for such awards, described above in the Company’s long-term incentive program, were not met.
Other Compensation Elements
Severance Arrangements
We entered into an employment agreement with Mr. Burger when he joined the Company in 2019 that provided for severance benefits. As described in greater detail under “Potential Payments Upon Termination or Change in Control” on pages __ through __ of this Proxy Statement, pursuant to this employment agreement, Mr. Burger was entitled to certain severance benefits in the connection with a qualifying termination of his employment. Mr. Burger’s retirement as President and Chief Executive Officer of the Company did not trigger payment of severance benefits pursuant to this employment agreement or the Executive Severance Plan (as defined and described in the paragraph below). Given the importance of the CEO transition, the Company entered into a Transition and Retirement Agreement with Mr. Burger, which was filed with the SEC in a Current Report on Form 8-K/A dated May 12, 2023, and all benefits paid to Mr. Burger by the Company were made pursuant to such agreement.
Since 2022, we have also maintained the FARO Technologies, Inc. Key Executive Change in Control and Severance Plan (the “Executive Severance Plan”). This plan provides eligible employees determined by the TDCC, to the extent severance is not otherwise covered by an individual employment agreement, severance benefits in the event they are involuntarily terminated by us other than for cause or as a result of his or her death or disability. Each of our NEOs was a participant in the Executive Severance Plan during 2023.
Severance plays an important role in attracting, motivating and retaining highly talented executives, and the Board and TDCC consider maintaining an effective management team to be essential in protecting the best interests of the Company and its shareholders. We believe the Executive Severance Plan is consistent with our overall compensation objectives and that our severance arrangements are critical toward achieving our objectives of attracting and retaining key talent to our management team. These severance arrangements also provide severance benefits upon a qualifying termination of employment in connection with a change in control of the Company. It is expected from time to time, that we would consider the possibility of an acquisition by another company or other change in control event. We recognize that the occurrence or possibility of such a transaction could be a distraction to the NEOs and could cause the individual to consider alternative employment opportunities. We believe that it is important to provide these individuals with severance, payable upon a qualifying termination in connection with our change in control, notwithstanding the occurrence, possibility or threat of a change in control, provide them with an incentive to maximize our value in connection with a change in control for the benefit of our shareholders, and provide them with enhanced financial security.
These severance arrangements generally do not affect the determination of our NEOs’ key elements of compensation. To ensure that our severance arrangements, including in connection with a change in control of the Company, continue to remain consistent with our compensation philosophy and current market practices, the Board and TDCC periodically may review these arrangements.
Executive Benefits and Perquisites
We provide limited perquisites and personal benefits to our named executive officers, including, among other items, and from time to time, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.
Our NEOs participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which include our NEOs. Our NEOs also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:
•35% reduction after the age of 65;
•an additional 25% of the original amount at the age of 70; and
•an additional 15% of the original amount at the age of 75.
Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled). Further, the Company offers additional individual disability insurance ("IDI") that provides incremental benefit above the aforementioned maximum benefit of the Company's Long-Term Disability Plan to 66.67% of an enrolled executive's pre-tax base salary, up to a combined total maximum monthly benefit of $30,000 per month.
Our Short-Term Disability Plan is intended to compensate employees for shorter periods of time away from work. In 2023, the Company implemented an employer-paid plan for all employees. The plan covers executives up to 70% of weekly earnings up to a maximum amount of $3,500 per week.
Our NEOs also participate in various health and welfare programs generally available to all employees. All employees, including our NEOs, who participate in our 401(k) plan are eligible to receive a 100% match on the first 1% of compensation deferred and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.
Other Policies
Equity Grant Policy
We adopted an equity award grant policy to (i) grant equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant equity incentives for newly hired individuals granted on the first day of the month following the later of their respective date of hire or the date the award was approved. The annual grant of equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release. In an effort to mitigate the effect of short term fluctuations in our stock price, in October 2023 we amended our equity award grant policy such that the number of shares of RSUs or PSUs to be issued is calculated by dividing the U.S. dollar value of the approved award by the average closing market price on the NASDAQ Global Select Market of a share of the Company’s common stock over the 30 trading days prior to the grant (including the closing price on the grant date).
Corporate Tax and Accounting Considerations
Under Section 162(m) of the Code, compensation paid to our NEOs and certain other covered employees in excess of $1 million per year is not deductible to us. The TDCC considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives. The TDCC believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation may result in non-deductible compensation expense.
Stock Ownership Guidelines
The TDCC has adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders and to promote a long-term perspective in managing the Company. Under these guidelines, the President and CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to three times their annual base salary. The ownership requirement may be satisfied through holdings of (i) shares of common stock owned directly; (ii) shares of common stock beneficially owned; (iii) shares underlying unsettled restricted stock units that are held or deferred; and (iv) shares underlying unexercised in-the-money options. The TDCC reviews on an annual basis on the last day of each fiscal year the status of each executive officer’s equity holdings relative to our stock ownership guidelines. The executive officers must meet these requirements within the fifth anniversary of his or her date of hire or promotion. As of December 31, 2023, all of our then-serving executive officers were in compliance with the policy or had additional time under the phase-in period to acquire the required stock.
Compensation Clawback Policy
The Board of Directors of the Company adopted the FARO Compensation Recovery Policy on October 24, 2023 with an effective date of December 1, 2023 (the “Clawback Policy”), all in accordance with the applicable listing rules of The Nasdaq Stock Market, Section 10D of the Exchange Act, and Rule 10D-1 promulgated thereunder. In the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, then the TDCC must determine what incentive-based compensation, if any, must be recovered from our Section 16 executive officers. If applicable, and subject to the terms of the Clawback Policy, the amount recoverable is the amount of incentive-based compensation received on or after October 2, 2023 that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts. The Clawback Policy is fully compliant with the SEC’s final rule adopted on January 27, 2023. The Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, as well as any other applicable laws, regulatory requirements, rules, or pursuant to the terms of any existing Company policy or agreement providing for the recovery of compensation. We review our Clawback Policy periodically and will amend or update it as necessary to comply with the applicable regulations and any new requirements. The Clawback Policy applies to cash-based and equity compensation that is performance-based, not time-based) and replaces our prior clawback policy. For the full Clawback Policy, please see Exhibit 97.1 of our Annual Report on Form 10-K as filed with the SEC on February 28, 2024.
Insider Trading Policy
Our Insider Trading Policy prohibits hedging and pledging, among other activities, of Company securities by our directors, officers, employees, consultants, contractors and advisors and their respective household members (collectively, “Covered Persons”), including any entities influenced or controlled by a Covered Person. None of our directors or executive officers have any shares that are pledged to third parties. Under our Insider Trading Policy, Covered Persons are prohibited from engaging in short-term trading, short sales, option trading, trading on margin, pledging Company securities as a collateral for a loan, or hedging transactions involving our securities.

Talent Development and Compensation Committee Report
The TDCC has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the TDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the TDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2023 Annual Meeting for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024.
Talent Development & Compensation Committee:
John Donofrio, TDCC Member (Chair)
Moonhie Chin, TDCC Member
Rajani Ramanathan TDCC Member
Jeroen van Rotterdam, TDCC Member

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

Summary Compensation Table
    The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2023, and, if applicable, December 31, 2022, and December 31, 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Yuval Wasserman Executive Chairman	2023	1	200,000	2,390,720	—	—	2,590,721
Peter J. Lau President and Chief Executive Officer	2023	253,846	300,000	5,655,598	60,720	8,727	6,278,891
Allen Muhich	2023	420,237	67,885	1,412,585	—	1,809	1,902,516
Former Chief Financial Officer	2022	393,593	—	973,487	—	1,914	1,368,994
	2021	382,130	—	870,750	146,547	1,914	1,401,341
Jeff Sexton	2023	301,558	—	770,505	—	9,669	1,081,732
Senior Vice President of Sales	2022	285,000	—	549,409	—	9,769	844,178
Michael D. Burger	2023	709,908	—	4,879,771	165,830	9,574	5,765,083
Former President and Chief Executive Officer	2022	717,285	—	3,042,417	—	12,589	3,772,291
	2021	700,000	—	2,837,935	413,000	12,064	3,962,999
(1)Salary adjustments, if any, are applied each year in March. In 2023, as a result of a peer-based compensation review performed by the TDCC, salary adjustments were approved and made effective March 1, 2023.
(2)Reflects the grant date fair value of stock awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the PRSUs are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the year ended December 31, 2023 and December 31, 2022, included in our Annual Report on Form 10-K respectively filed with the SEC on February 28, 2024 and February 15, 2023. For 2023, the amounts reported in this table include the grant date fair value of the PRSUs, assuming probable achievement. Assuming maximum achievement, the grant date fair value of these awards for each of Mr. Lau, Mr. Burger, Mr. Muhich, and Mr. Sexton would have been $7,791,198, $1,945,159, $1,060,989 and $6,719,568, respectively. For 2022, the amounts reported in this table include the grant date fair value of the PRSUs, assuming probable achievement. Assuming maximum achievement, the grant date fair value of these awards for each of Mr. Burger, Mr. Muhich, and Mr. Sexton would have been $2,499,947, $799,912, and $374,724, respectively. For 2021, the amounts reported in this table include the grant date fair value of the PRSUs, assuming probable achievement. Assuming maximum achievement, the grant date fair value of these awards for each of Mr. Burger, Mr. Muhich, and Mr. Beadle would have been $2,200,076, $675,088, and $350,360, respectively.
    The increase in executive stock awards from 2022 to 2023 resulted from additional stock awards granted in alignment with market target values. Per our plan design, 50% of executive stock compensation is delivered through PRSUs which are directly tied to TSR performance. As TSR performance in 2023 and 2022 has underperformed peers, the actual 2023 and 2022 PRSU grant value as of May 1, 2024, was valued at $0, which demonstrates our pay for performance plan design.
(3)The amounts shown in this column reflect the named executive officer’s annual short-term incentive or performance awards earned during the reported year but paid in the following year. Based on our actual performance compared to the performance goals required to be achieved for 2023.
(4)Includes for 2023:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Severance	Total ($)
Mr. Wasserman	—	—	—	—	—	—
Mr. Lau	320	795	343	7,269	—	8,727
Mr. Muhich	756	243	810	—	—	1,809
Mr. Sexton	756	723	810	7,380	—	9,669
Mr. Burger	756	243	810	7,765	—	9,574
Chief Executive Officer Pay Ratio
We are providing the following information about the relationship of the median of the annual total compensation of our employees other than our CEO and the annual total compensation of Mr. Lau, our current President and CEO. For 2023, our last completed year:
▪the median of the annual total compensation of all employees for our Company (other than our President and CEO) or the “median employee” was $63,848; and
▪the annual total compensation of Mr. Lau, our President and CEO, was $6,278,891.
Based on this information for 2023, the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee was approximately 105:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The median employee was identified by reviewing the base salary and wages paid during the 12-month period ending December 31, 2023, to all of our employees, excluding our CEO. All of our employees as of December 31, 2023, were included, whether employed on a full-time, part-time, seasonal or temporary basis. Adjustments were made to annualize the compensation of our full-time or part-time employees who were not employed by the Company for the entire year.
SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. After identifying the median employee based on base salary and wages, we then determined that median employee’s 2023 annual total compensation, including any equity grants, perquisites and other benefits, using the same methodology used to determine the annual total compensation of our President and CEO for purposes of the Summary Compensation Table. The total compensation of our median employee was determined to be $63,848. This total compensation amount for our median employee was then compared to the total compensation of our current President and CEO, from the amount disclosed above in the Summary Compensation Table. The elements included in the President and CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table. For the year ended December 31, 2023, the annualized total compensation for our President and CEO, Mr. Lau, was $6,278,891. Adjustments were made to annualize the compensation of Mr. Lau, who was employed by the Company as our President and CEO from July 24, 2023 through the pay ratio determination date, December 31, 2023, based on the amount reported in the “Total” column of the Summary Compensation Table on page 42.
The CEO pay ratio set forth above is a reasonable estimate, calculated in a manner consistent with SEC rules, based on the methodologies and assumptions described above. The SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates, and assumptions. As a result, the CEO pay ratios that may be reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, might not be comparable to our CEO pay ratio.

2023 Grants of Plan-Based Awards
    The following table summarizes grants of plan-based awards made to each of the named executive officers during 2023:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock ($)(4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wasserman	5/4/2023							112,000	1,490,720
	7/25/2023							30,998	499,998
	11/1/2023							31,721	400,002
Mr. Lau	—	150,000	600,000	1,200,000
	8/2/2023							108,709	1,759,999
	8/2/2023				40,766	163,064	326,128		3,895,599
Mr. Muhich	—	73,553	294,211	588,422
	3/1/2023							16,604	440,006
	3/1/2023				6,227	24,906	49,812		972,579
Mr. Sexton	—	49,500	198,000	396,000
	3/1/2023							9,057	240,011
	3/1/2023				3,396	13,585	27,170		530,494
Mr. Burger	—	180,250	721,000	1,442,000
	3/1/2023							57,358	1,519,987
	3/1/2023				21,510	86,038	172,076		3,359,784

(1)Reflects possible payout opportunities under our short-term cash incentive award program. These amounts are possible payout opportunities.
(2)Reflects possible payout opportunities of performance-based RSUs granted under the 2022 Equity Incentive Plan, as described in the Compensation Discussion and Analysis under “Long-Term Incentives.”
(3)Reflects time-based RSUs granted under the 2022 Equity Incentive Plan, as described in the Compensation Discussion and Analysis.
(4)Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the PRSUs and TRSUs are included in Note 13 (“Stock Compensation Plans”) to our audited financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024.

Outstanding Equity Awards at 2023 Fiscal Year-End
    The following table sets forth information on outstanding stock awards held by the named executive officers as of December 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($) (1)
Mr. Wasserman	112,000	(2)	2,523,360	—		—
	30,998	(3)	698,385	—		—
	31,721	(4)	714,674	—		—
Mr. Lau	108,709	(5)	2,449,214	—		—
	—		—	163,064	(6)	3,673,832
Mr. Muhich	1,220	(7)	27,487	—		—
	5,375	(8)	121,099	—		—
	16,604	(9)	374,088	—		—
	—		—	3,661	(10)	82,482
	—		—	8,062	(11)	181,637
	—		—	24,906	(12)	561,132
Mr. Sexton	332	(7)	7,480	—		—
	1,506	(8)	33,930	—		—
	2,191	(13)	49,363	—		—
	9,057	(9)	204,054	—		—
	—		—	332	(10)	7,480
	—		—	753	(11)	16,965
	—		—	3,286	(14)	74,034
	—		—	13,585	(12)	306,070
Mr. Burger	3,977	(7)	89,602	—		—
	16,798	(8)	378,459	—		—
	57,358	(9)	1,292,276	—		—
	—		—	11,931	(10)	268,805
	—		—	25,196	(11)	567,666
	—		—	86,038	(12)	1,938,436

(1)Based on the closing price of our common stock of $22.53 on December 29, 2023, the last trading day of the most recently completed year, as reported on Nasdaq.
(2)The TRSUs vest on May 4, 2024, which is the first anniversary of the grant date, subject to Mr. Wasserman’s continued service to the Company.
(3)The TRSUs vest on July 25, 2024, which is the first anniversary of the grant date, subject to Mr. Wasserman’s continued service to the Company.
(4)The TRSUs vest on November 1, 2024, which is the first anniversary of the grant date, subject to Mr. Wasserman’s continued service to the Company.
(5)The TRSUs vest in three equal annual installments beginning July 24, 2024, subject to the executive’s continued employment through the applicable vesting date.
(6)The PRSUs vest on August 2, 2026, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive remaining employed with the Company through the vesting date.

(7)The TRSUs vest in three equal annual installments beginning February 19, 2022, subject to the executive’s continued employment through the applicable vesting date.
(8)The TRSUs vest in three equal annual installments beginning March 14, 2023, subject to the executive’s continued employment through the applicable vesting date.
(9)The TRSUs vest in three equal annual installments beginning March 1, 2024, subject to the executive’s continued employment through the applicable vesting date.
(10)The PRSUs vest on February 19, 2024, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive remaining employed with the Company through the vesting date.
(11)The PRSUs vest on March 14, 2025, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive remaining employed with the Company through the vesting date.
(12)The PRSUs vest on March 1, 2026, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive remaining employed with the Company through the vesting date.
(13)The TRSUs vest in three equal annual installments beginning April 19, 2023, subject to the executive’s continued employment through the applicable vesting date.
(14)The PRSUs vest on April 19, 2025, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive remaining employed with the Company through the vesting date.

Stock Vested in Fiscal Year 2023
    This table summarizes amounts received upon the vesting of RSUs for the named executive officers during the year ended December 31, 2023. None of our executive officers hold any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(1)
Mr. Wasserman	—		—
Mr. Lau	—		—
Mr. Muhich	5,524	(3)	145,600
Mr. Sexton	3,099	(4)	75,721
Mr. Burger	17,765	(2)	468,996

(1)Value realized represents the closing price of our common stock on the vesting date multiplied by the number of shares vested.
(2)Reflects TRSUs granted to Mr. Burger in 2020, 2021 and 2022 that vested in 2023. Upon the vesting of these TRSUs, 4,822, 2,711 and 2,452 shares, respectively, were withheld for taxes.
(3)Reflects TRSUs granted to Mr. Muhich in 2020 and 2021 and 2022 that vested in 2023. Upon the vesting of these TRSUs, 1,798, 921 and 873 shares, respectively, were withheld for taxes.
(4)Reflects TRSUs granted to Mr. Sexton in 2020, 2021 and 2022 that vested in 2023. Upon the vesting of these TRSUs, 1,015, 254, 293 and 383 shares, respectively, were withheld for taxes.

Potential Payments Upon Termination or Change in Control
Employment Agreement.
We entered into an employment agreement with Mr. Burger on April 5, 2019, with an effective date of June 17, 2019 (the “CEO Agreement”). The CEO Agreement had an initial term that ended June 17, 2020, following which the CEO Agreement renewed automatically for additional one-year periods. Mr. Burger’s retirement as President and Chief Executive Officer of the Company did not trigger payment of severance benefits pursuant to the CEO Agreement or the Executive Severance Plan. Given the importance of the CEO transition, the Company entered into a Transition and Retirement Agreement with Mr. Burger, which superseded the CEO Agreement and was filed with the SEC in a Current Report on Form 8-K/A dated May 12, 2023, and all benefits paid to Mr. Burger by the Company were made pursuant to such agreement.
Pursuant to the CEO Agreement before it was superseded by the Transition and Retirement Agreement, in the event Mr. Burger’s employment had been terminated (a) by us other than for Cause (as defined in the CEO Agreement) and not due to his disability, death, or retirement, (b) by our providing written notice of non-renewal of the employment period set forth in the CEO Agreement, or (c) by Mr. Burger’s resignation for Good Reason (as defined in the CEO Agreement), the Company would have provided to Mr. Burger, in addition to any accrued but unpaid benefits otherwise owed to Mr. Burger: (i) a lump sum cash severance payment equal to the sum of his annual base salary plus a prorated target bonus for the period in the year of termination during which he was employed with us, (ii) up to 12 months of Company-reimbursed premiums for COBRA continuation coverage, (iii) accelerated exercisability of Mr. Burger’s outstanding and unvested stock options, (iv) vesting acceleration of any of his outstanding time-based equity awards (other than stock options); and (v) vesting acceleration of his performance-vesting equity awards at the target level and prorated based upon the portion of the performance period during which he was employed. The lump sum cash severance described in clause (i) above would have been conditioned on Mr. Burger executing and not revoking a general release of claims and covenant not to sue in favor of the Company and its affiliates and Mr. Burger’s compliance with his Non-Competition Addendum and Patent & Confidentiality Agreements previously entered into with the Company. If during the period beginning with our change in control (as defined in our Executive Severance Plan) and ending 12 months later, Mr. Burger’s employment had been terminated (a) by us other than for Cause (as defined in our Executive Severance Plan), or (b) by Mr. Burger’s resignation for Good Reason (as defined in our Executive Severance Plan), then in lieu of the exercisability and vesting provisions under clauses (iii) through (v) above, Mr. Burger would have received: (x) accelerated exercisability of his outstanding and unvested stock options, (y) vesting acceleration of any of his outstanding time-based equity awards, and (z) vesting acceleration of his performance-vesting equity awards at the greater of actual performance or the target levels.
Under the CEO Agreement, “Cause” generally meant Mr. Burger: (i) failing to perform substantially his duties with the Company and/or any affiliate (excluding any such failure resulting from Mr. Burger’s disability) following a cure period, (ii) engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) being convicted of, or pleading no contest to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) committing an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.
Under the CEO Agreement, “Good Reason” generally meant: (i) a material breach by the Company of the Company’s obligations to Mr. Burger under his employment agreement, which breach is not cured within ten days; (ii) an ongoing material and substantial diminution in Mr. Burger’s authority, duties or responsibilities; (iii) without Mr. Burger’s consent, the Company’s relocation of his principal office more than 50 miles from his current office location in Lake Mary, Florida, (iv) a reduction in Mr. Burger's target bonus opportunity, (v) a substantial reduction in benefits other than a general reduction in benefits that affects all executives in substantially the same proportions, or (vi) failure to grant Mr. Burger the annual equity awards with a target value of at least $2,000,000 as specified under his CEO Agreement.
Predecessor Amended and Restated Change in Control Severance Policy. Prior to the adoption of our Key Executive Change in Control and Severance Plan (discussed further below), we maintained the Amended and Restated Change in Control Severance Policy (the “CIC Policy”), under which Messrs. Burger, Muhich, and Beadle were participants. If during the period beginning on our change in control (as defined in the CIC Policy) and ending 12 months later (the “termination period”), the executive’s employment with us is terminated without Cause (as defined in the CIC Policy) and other than due to the executive’s death or disability, or by the participant for Good Reason (as defined in the CIC Policy), the participant will receive:
• A lump sum cash payment equal to the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to the termination of executive’s employment, plus (ii) the average of the annual cash bonus earned by the executive during our last three completed fiscal years (or shorter period of employment, as applicable, and annualized for any partial employment year) (the “average cash bonus”);

• If the executive has not received an annual cash bonus for the year of termination of employment, a cash payment equal to the average cash bonus prorated for the period in the year of termination during which the executive was employed with us; and
• Company-paid premiums for continuation of group medical and life insurance coverage for the executive (and the executive’s eligible dependents) for 12 months following the date of termination, to the same extent as paid for similarly situated executives employed by us.
If such involuntary termination is reasonably demonstrated to be at the request of the third party effecting the change in control, then the termination period also will include the 6-month period prior to the change in control or the 3-month period prior to entering into the merger, asset sale, or other similar agreement resulting in the change in control, as applicable.
In order to receive severance benefits under the CIC Policy, a participant is required to enter into a separation agreement and release of claims in favor of the Company, which includes the participant’s obligation to comply with the participant’s employment and confidentiality agreement with the Company, including any non-disclosure, non-competition and non-solicitation obligations therein, as well as a non-disparagement obligation and an obligation for the participant to be reasonably available to respond to Company requests for information concerning litigation, regulatory inquiry or investigation that may be within the participant’s knowledge.
Under the CIC Policy, “Cause” generally means, with respect to a participant: (i) the participant’s failure to perform substantially the participant’s duties with the Company and/or any subsidiary of the Company (excluding any such failure resulting from the participant’s disability) following a cure period; (ii) the participant engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary of the Company; (iii) the participant engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary of the Company; (iv) the participant obstructing impeding, or failing to materially cooperate with, an investigation authorized by the Board following a reasonable cure period; (v) the participant being convicted of, or pleading of no contest to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude; (vi) the participant being found liable in any SEC or other civil or criminal securities law action; (vii) the participant committing an act of fraud or embezzlement against the Company or any subsidiary of the Company; or (viii) the participant accepting a bribe or kickback.
Under the CIC Policy, “change in control” generally means the occurrence of any of the following events: (i) individuals who, on the effective date of the CIC Policy, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board, provided that any person becoming a director subsequent to the effective date of the CIC Policy but before any change in control, whose election or nomination for election was approved or recommended by a majority of the Incumbent Directors then on the Board will be an Incumbent Director; and provided, that no individual elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be considered an Incumbent Director; (ii) any person is or becomes an owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities (the “Company Voting Securities”), except due to certain acquisitions; (iii) a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders (a “Business Combination”), unless immediately after such Business Combination, (A) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (the “Surviving Corporation”) is represented by Company Voting Securities outstanding immediately before such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among their holders immediately before the Business Combination, (B) no person is or becomes the owner of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation after the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Under the CIC Policy, “Good Reason” generally means, without the participant’s express written consent, the occurrence of any of the following after our change in control (and after a cure period): (i) an ongoing material reduction in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly-traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to the change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately before the change in control; (iv) relocation of more than 50 miles from the office where the participant is located at the time of the change in control resulting in a more than 50‑mile increase in the participant’s commute from the participant’s residence; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately before the change in control; or (vi) the failure of our successor to assume the obligations under the CIC Policy.
Key Executive Change in Control and Severance Plan. During 2023, we maintained the Key Executive Change in Control and Severance Plan (or “Executive Severance Plan”) in which each of our NEOs was a participant.
Under the Executive Severance Plan, if other than during the period beginning 90 days prior to and ending 12 months after our change in control (as defined in the Executive Severance Plan) (such period, the “CIC period”), a participant’s employment is terminated by the Company without Cause (as defined in the Executive Severance Plan) and not due to the participant’s death or disability, the participant will receive: (i) a lump sum cash payment of 100% of the participant’s base salary (200% in the case of Mr. Lau) and (ii) Company-paid or reimbursed payments of premiums for continued medical, dental and vision coverage under COBRA for up to 12 months. If during the CIC period, a participant’s employment is terminated (x) by the Company without Cause and not due to the participant’s death or disability, or (y) by the participant for Good Reason (as defined in the Executive Severance Plan), the participant will receive: (a) a lump sum cash payment equal to the sum of 100% of the participant’s base salary (200% in the case of Mr. Lau) and the participant’s target bonus amount (in each case, in effect at termination, or if greater, as of immediately before our change in control); and (b) Company-paid or reimbursed payments of premiums for continued medical, dental and vision coverage under COBRA for up to 12 months. In order to receive severance benefits under the Executive Severance Plan, a participant is required to sign and not revoke a separation agreement and release of claims in favor of the Company, as well as comply with a non‑disparagement obligation and refrain in certain respects from interfering with the contracts and relationships of the Company and its affiliates. Pursuant to the CEO Agreement, Mr. Burger was eligible for severance benefits as set forth in the CEO Agreement. However, in the event of a qualifying termination during the CIC period, the prorated target bonus severance payable under his CEO Agreement instead would have been 100% of his target bonus amount in effect at termination, or if greater, as of immediately before our change in control.
Under the Executive Severance Plan, “Cause” generally means the participant’s (i) failure to perform substantially the participant’s duties (excluding any failure due to the participant’s disability) following a cure period; (ii) engaging in illegal conduct or gross misconduct materially injurious to the Company or any of its subsidiaries (the “Company Group”) or the Company Group as a whole, (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of any member of the Company Group (or the Company Group as a whole), (iv) obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board after a cure period, (v) being convicted of, or pleading no contest to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) committing an act of fraud or embezzlement against any member of the Company Group, or (viii) accepting a bribe or kickback.
Under the Executive Severance Plan, “change in control” generally means the occurrence of any of the following: (i) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (ii) a merger, reorganization or consolidation whereby holders of the Company’s outstanding voting power and outstanding stock immediately before such transaction do not own a majority of the outstanding voting power and outstanding equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon such transaction; (iii) the sale of all of the Company’s stock to an unrelated person, entity or group of persons acting together, (iv) any other transaction in which owners of the Company’s outstanding voting power immediately before such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon the transaction other than due to the acquisition of securities directly from the Company; or (v) individuals who, as of the effective date of the Executive Severance Plan, constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any person becoming a director after the effective date of the Executive Severance Plan but before any change in control, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board will be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be considered an Incumbent Director.
Under the Executive Severance Plan, “Good Reason” generally means without the participant’s express written consent, the occurrence of any of the following events after our change in control (and after a cure period): (i) an ongoing material diminution in the duties or responsibilities of the participant that is inconsistent in any material and adverse respect with the participant’s positions, duties, or responsibilities with the Company Group immediately prior to such change in control; provided that Good Reason will not occur upon a change in duties or responsibilities solely and directly as a result of the Company no longer being a publicly traded entity; (ii) a material reduction in the participant’s annual base salary as in effect immediately prior to the change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under the Company Group’s applicable incentive plan, as in effect from immediately prior to the change in control; (iv) the Company Group requiring the participant to be based at any office or location more than 50 miles from the office where the participant is located at the time of the change in control and, as a result, causing the participant’s commute from the participant’s residence at the time of the change in control to the new location to increase by more than 50 miles; or (v) the failure of the Company to obtain the assumption of the Executive Severance Plan from any successor.
2022 Equity Incentive Plan. Upon a “Sale Event” of the Company (as defined in the 2022 Equity Incentive Plan), if any awards are not assumed, continued or substituted for, then (unless specified otherwise in an award certificate) options and stock appreciation rights with time-based vesting will become fully vested and exercisable, any other awards with time-based vesting will become fully vested and nonforfeitable, and with respect to any awards with performance-based vesting, the target payout opportunities under such awards will be deemed fully earned based on actual level of achievement of the performance goals measured as of the date of the sale event. With respect to awards granted under the 2022 Equity Incentive Plan that are assumed by a successor entity or otherwise equitably continued or substituted in connection with our sale event, if within one year after the effective date of the sale event, a participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason” (but only to the extent such “Good Reason” resignation applies to the awards, as discussed further below), as such terms are defined in the 2022 Equity Incentive Plan, then (i) all of that participant’s outstanding options or stock appreciation rights will become fully exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be deemed to have been earned as of the date of termination based upon the actual level of achievement of all relevant performance goals (measured as of the end of the calendar quarter immediately preceding the date of termination).
Under the 2022 Equity Incentive Plan, “Cause” generally has the meaning assigned such term in any employment, severance or similar agreement between the participant and the Company (or any of its parents or subsidiaries), except that if there is no such employment, severance or similar agreement in which “Cause” is defined, and unless otherwise defined in the applicable award certificate, “Cause” generally means any of the participant’s: (i) failure to perform substantially the participant’s duties with the Company and/or any of its parents or subsidiaries (excluding failure due to disability) after a cure period, (ii) engaging in illegal conduct or gross misconduct materially injurious to the Company or any of its parents or subsidiaries, (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any of its parents or subsidiaries, (iv) obstructing, impeding or failing to materially cooperate with a Board-authorized investigation after a cure period, (v) being convicted of, or pleading no contest to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) committing an act of fraud or embezzlement against the Company or any of its parents or subsidiaries, or (viii) accepting a bribe or kickback.
Under the 2022 Equity Incentive Plan, “Good Reason,” or a similar term denoting constructive termination, generally has the meaning, if any, assigned such phrase in any employment, consulting, severance or similar agreement between a participant and the Company or any of its parents or subsidiaries, except that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” will have the meaning, if any, given such term in the applicable award certificate. If not defined in either such document, the term “Good Reason” will not apply to a particular award.
Under the 2022 Equity Incentive Plan, a “Sale Event,” and generally means (i) the sale of all or substantially all of the assets of the Company to an unrelated party, (ii) a merger, reorganization or consolidation where the holders of the Company’s outstanding voting power and outstanding stock immediately before such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of our common stock to an unrelated party or group acting in concert, (iv) any other transaction in which the owners of our outstanding voting power immediately before such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of such transaction, other than as a result of the acquisition of securities directly from the Company; or (v) individuals who, as of the effective date of the 2022 Equity Incentive Plan, constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board (or board of our successor or survivor), provided that any person becoming a director subsequent to such effective date but before any change in control event of the Company, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board, will be an Incumbent Director, subject to certain exceptions.
2014 Incentive Plan. In the event awards granted under our 2014 Incentive Plan (the “2014 Plan”) are not assumed or substituted or otherwise equitably converted or substituted in connection with a change in control (as defined in the 2014 Plan), (i) outstanding options or stock appreciation rights will become fully exercisable, (ii) time-based vesting restrictions on outstanding awards will lapse, and (iii) the target payout opportunities attainable under performance-based awards will be deemed fully earned as of the effective date of the change in control (A) at the “target” level if the change in control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the change in control, if the change in control occurs during the second half of the applicable performance period, with a prorated payout to participants based upon the length of time within the performance period that has elapsed before the change in control.

With respect to awards granted under the 2014 Plan that are assumed or otherwise equitably converted or substituted in connection with our change in control, if within one year after the change in control, a participant’s employment is terminated without Cause (as defined in the 2014 Plan) or the participant resigns for Good Reason (as defined in the 2014 Plan), then (i) all of that participant’s outstanding options or stock appreciation rights will become fully exercisable, (ii) all time-based vesting restrictions on the participant’s outstanding awards will lapse, and (iii) the payout level under all of that participant’s performance-based awards outstanding immediately before the effective time of the change in control will be considered earned as of the date of termination (A) at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, with a prorated payout based upon the length of time within the performance period that has elapsed before the date of termination of employment. However, with regard to each award, a participant will not be considered to have resigned for Good Reason unless either (i) the award certificate includes such provision, or (ii) the participant is party to an employment, severance or similar agreement with the Company or an affiliate of the Company that includes provisions in which the participant is permitted to resign for Good Reason.
Under the 2014 Plan, “Cause” generally will have the meaning assigned such term in the employment, severance or similar agreement, if any, between a participant and the Company or an affiliate of the Company, provided that if there is no such employment, severance or similar agreement in which the term is defined, and unless otherwise defined in the applicable award certificate, “Cause” generally will mean any of the following acts by the participant: (i) failure to perform substantially the participant’s duties (excluding any such failure due to the participant’s disability) after a cure period, (ii) engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate of the Company, (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate of the Company, (iv) obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board, (v) being convicted of, or pleading no contest to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) committing an act of fraud or embezzlement against the Company or any affiliate of the Company, or (viii) accepting a bribe or kickback.
Under the 2014 Plan, “change in control” generally means the occurrence of any of the following events: (i) individuals who, on the effective date of the 2014 Plan, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board, provided that any person becoming a director subsequent to the effective date of the 2014 Plan but before any change in control, whose election or nomination for election was approved or recommended by a majority of the Incumbent Directors then on the Board will be an Incumbent Director; and provided, that no individual elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be considered an Incumbent Director; (ii) any person is or becomes an owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities (the “Company Voting Securities”), except due to certain acquisitions; (iii) a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders (a “Business Combination”), unless immediately after such Business Combination, (A) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (the “Surviving Corporation”) is represented by Company Voting Securities outstanding immediately before such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among their holders immediately before the Business Combination, (B) no person is or becomes the owner of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation after the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Under the 2014 Plan, “Good Reason” has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a participant and the Company or an affiliate of the Company; provided that if there is no such employment, consulting, severance or similar agreement in which the term is defined, “Good Reason” will have the meaning, if any, given such term in the applicable award certificate.
Payments in Connection with a Termination of Employment or Upon a Change in Control.
The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers, upon their termination of employment without Cause, by us providing written notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, assuming that the applicable triggering event occurred as of December 31, 2023. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or By Executive for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)		Termination upon Death($)		Termination upon Disability ($)		Upon Change in Control without Termination of Employment ($)
Mr. Wasserman
Cash Payment(s)	$—		$—		$—		$—		$—
Equity Acceleration (5)	—		—		—		—		—
Health Benefits (6)	—		—		—		—		—
Total	—		—		—		—		—
Mr. Lau
Cash Payment(s)	1,800,000	(1)	1,200,000	(2)	750,000	(3)	180,000	(4)
Equity Acceleration (5)	6,123,046					(7)			6,123,046
Health Benefits (6)	24,500		24,500
Total	7,947,546		1,224,500		750,000		180,000		6,123,046
Mr. Muhich
Cash Payment(s)	746,844	(1)	452,633	(2)	750,000	(3)	180,000	(4)
Equity Acceleration (5)	1,347,925								1,347,925
Health Benefits (6)	24,500		24,500
Total	2,119,269		477,133		750,000		180,000		1,347,925
Mr. Sexton
Cash Payment(s)	528,000	(1)	330,000	(2)	750,000	(3)	180,000	(4)
Equity Acceleration (5)	699,376								699,376
Health Benefits (6)	24,500		24,500
Total	1,251,876		354,500		750,000		180,000		699,376
Mr. Burger
Cash Payment(s)	721,000	(1)	721,000	(2)	750,000	(3)	180,000	(4)
Equity Acceleration (5)	4,535,244		978,352						4,535,244
Health Benefits (6)	24,500		24,500
Total	5,280,744		1,723,852		750,000		180,000		4,535,244

(1)Reflects for Messrs. Lau, Muhich and Sexton and amount equal to (i) the executive’s annual base salary (except for Mr. Lau, 200% of his annual base salary), (ii) the executive’s target annual cash bonus and (iii) up to 12 months of COBRA coverage, all under the Executive Severance Plan. Reflects for Mr. Burger the cash severance that would have been paid under this Transition and Retirement Agreement upon an involuntary termination without cause, as described below under “--Transition and Retirement Agreement.”
(2)Reflects for Messrs. Lau, Muhich, Sexton and Burger an amount equal to the executive’s base salary, payable in a lump sum pursuant to the Executive Severance Plan and for Mr. Burger the cash severance that would have been paid under this Transition and Retirement Agreement upon an involuntary termination without cause, as described below under “--Transition and Retirement Agreement.”
(3)Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.
(4)Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan including any additional individual disability insurance (“IDI”) elected by the respective executive officer.
(5)Prior to entering into the Transition and Retirement Agreement (as defined herein), Mr. Burger’s outstanding and unvested RSUs would have become fully vested as of the date of his termination without Cause or for

Good Reason pursuant to his employment agreement or if we had provided written notice of non-extension of the employment period set forth in his employment agreement. In the event of a change in control, for Messrs. Burger, Lau, Muhich and Sexton, all outstanding and unvested time-based stock options and RSUs granted pursuant to the 2022 Equity Incentive Plan will become fully vested and exercisable if such awards are not converted, assumed or substituted in connection with the change in control. In the event of a change in control and termination without Cause or for Good Reason within 12 months of the change in control, for Messrs. Burger, Muhich and Sexton all outstanding and unvested stock options and RSUs granted pursuant to the 2014 Incentive Plan will become fully vested and exercisable if such awards are converted, assumed or substituted in connection with the change in control. Performance-based RSUs that had been converted, assumed or substituted will be deemed earned based upon actual achievement through the date of the change in control, with a pro rata portion becoming vested as of the date of such change in control based upon the portion of the performance period that has elapsed prior to such change in control, with the remaining unvested portion vesting in full in the event of a termination without Cause or for Good Reason within 12 months of the change in control. Amounts included in the table above assume that all performance-based RSUs are earned at target, though actual amounts would be determined pursuant to the terms of each executive’s governing award agreement and the applicable plan documents.
Amounts reflect the intrinsic value of unvested RSUs whose vesting would be accelerated, based on the closing price of our common stock on December 29, 2023 ($22.53).
(6)Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2023 rates for the applicable time period pursuant to the corresponding employment agreement or executive severance plan. Under a termination of employment without Cause or by executive for Good Reason in connection with a change in control, the Company also continues life insurance coverage to the executive for 12 months based on 2023 rates for the applicable time period pursuant to the CIC Policy.
(7)For Mr. Lau, should death occur, under his equity grant agreements, his time-based RSUs would accelerate for the remaining unvested units, and his performance-based RSUs would continue and not be forfeited, such that the Company would test performance at the end of the performance period, and if the target had been met, accelerate vesting with regard to a pro rata portion of such award corresponding to the time that Mr. Lau served as President and CEO.
Transition and Retirement Agreement. We entered into a transition and retirement agreement with Mr. Burger on May 12, 2023 (the “Effective Date”), in connection with Mr. Burger’s transition and retirement. On and effective as of the Effective Date, Mr. Burger resigned as a member of the board of directors of the Company. Among other things, the transition agreement provides that:

•As of the Effective Date, Mr. Burger continued to serve as the Company’s Chief Executive Officer until June 30, 2023 (the “Transition Date”).

•As of the Transition Date, Mr. Burger transitioned to a Strategic Advisor role and provide advisory transitional services to the Company through June 30, 2024 (the “Scheduled Retirement Date,” the actual final day of such employment, the “Retirement Date,” and the period from the Effective Date through the Retirement Date, the “Transition Period”).

•During the Transition Period, Mr. Burger will continue to receive his current base salary. Mr. Burger also will remain eligible to receive his bonus under the Company’s short-term incentive plan (the “STIP”) for the 2023 annual performance period to be paid at the time the STIP bonuses are paid to other executives of the Company, subject to the terms and conditions of the STIP (the “2023 STIP Bonus”) and the timely effectiveness of a release of claims by Mr. Burger in favor of the Company and its related parties.

•Mr. Burger further will be entitled to participate in the STIP for the 2024 annual performance in accordance with the terms and conditions of the STIP and on such terms and conditions as determined by the Talent, Development and Compensation Committee of the Board consistent with terms and conditions applicable to senior executives of the Company. Any bonus payable under the STIP for such 2024 annual performance period (the “2024 STIP Bonus”) will be prorated for the portion of the year that Mr. Burger serves as Strategic Advisor and is subject to the timely effectiveness of a release of claims by Mr. Burger in favor of the Company and its related parties. The 2024 STIP Bonus, if earned, would be paid to Mr. Burger upon the later of the time STIP bonuses are paid to executives of the Company and the date no later than five (5) business days following effectiveness of such release of claims.

•Each of Mr. Burger’s outstanding equity awards will continue to vest during the Transition Period, subject to the terms and conditions of the Company’s 2014 Incentive Plan or 2022 Equity Incentive Plan (each, a “Plan”) under which the award was granted and the applicable award agreement thereunder (collectively, the “Equity Documents”). In addition, vesting of outstanding equity awards may accelerate as set forth, as applicable, under the Transition Agreement and the applicable Plan.

In addition, pursuant to the Transition Agreement, Mr. Burger will be entitled to receive the following benefits if his employment is terminated by the Company without cause prior to the Scheduled Retirement Date:

•A lump sum payment equal to the base salary amount Mr. Burger would have otherwise received through the Scheduled Retirement Date.

•The 2023 STIP Bonus and 2024 STIP Bonus, as applicable, that Mr. Burger would have otherwise been entitled to receive if Mr. Burger is terminated prior to the payment of the 2023 STIP Bonus or 2024 STIP Bonus, as applicable.

•Company-paid or reimbursed premiums for medical, vision and dental coverage for Mr. Burger and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the period up to the Scheduled Retirement Date.

•Any outstanding equity award held by Mr. Burger will vest as to the portion of those equity awards that were otherwise scheduled to vest through the Scheduled Retirement Date, subject to the terms and conditions of the applicable Plan.

•Any outstanding equity award held by Mr. Burger will vest if his termination without cause occurs within 12 months following a change in control (within the meaning of the Company’s Executive Severance Plan) of the Company or if such change in control occurs before the Scheduled Retirement Date.

Risk Assessment of Overall Compensation Program
    The TDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the TDCC considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The TDCC concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
    The following table provides information as of December 31, 2023, regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,467,919	(2)	$51.58	(3)	1,528,137	(4)
Equity compensation plans not approved by security holders(5)	—		—		—
Total	1,467,919		$51.58		1,528,137

(1)Consists of the 2014 Incentive Plan and 2022 Equity Incentive Plan.
(2)We had 10,501 options outstanding as of December 31, 2023, all of which are included in column (a). We also had 1,457,418 RSUs outstanding as of December 31, 2023, which are included in column (a).
(3)Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 0.8 years.
(4)Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2022 Equity Incentive Plan includes any shares underlying awards outstanding under the 2014 Equity Plan as of the effective date of the 2022 Equity Incentive Plan that thereafter terminate or expire unexercised, or are canceled, forfeited or lapse for any reason.
(5)We do not maintain any equity compensation plans that have not been approved by our shareholders.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between (x) compensation actually paid to Mr. Burger, Mr. Lau and Mr. Wasserman, each of whom served as our principal executive officer (the “PEO”) and the average of the compensation actually paid to our other NEOs (the “non‑PEO NEOs”) and (y) certain financial performance of the Company.

					Value of Initial Fixed $100
					Investment Based On:
Fiscal Year	Summary Compensation Table Total	Compensation Actually Paid (1)	Average Summary Compensation Table Total for non-PEO NEOs (2)	Average Compensation Actually Paid to non-PEO NEOs (2) (3)	Company Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)	Net Income (Loss) (Thousands) (6)	Adjusted EBITDA (Thousands) (7)
Mr. Burger
2023	$5,765,083	$4,389,702	$1,492,124	$1,173,599	$44.75	$128.14	$(56,577)	$12,057
2022	$3,772,291	$(3,308,677)	$994,972	$25,828	$58.41	$105.56	$(26,756)	$13,473
2021	$3,962,999	$1,273,454	$1,037,188	$567,590	$139.07	$134.57	$(39,946)	$23,784
Mr. Wasserman
2023	$2,590,721	$4,087,512	$1,492,124	$1,173,599	$44.75	$128.14	$(56,577)	$12,057
Mr. Lau
2023	$6,278,891	$9,122,181	$1,492,124	$1,173,599	$44.75	$128.14	$(56,577)	$12,057

(1)The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The dollar amounts reported represent the amount of “compensation actually paid” to our PEO for each applicable year, as computed in accordance with SEC rules. Mr. Burger served as our PEO for all or a portion of each of the fiscal years shown. Mr. Wasserman served as our PEO from July 1, 2023 through July 24, 2023. Mr. Lau was our PEO since July 24, 2023. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid to our PEO:

	Mr. Burger			Mr. Wasserman	Mr. Lau
Prior Fiscal Year-End	12/31/2020	12/31/2021	12/31/2022	12/31/2022	12/31/2022
Current Fiscal Year-End	12/31/2021	12/31/2022	12/31/2023	12/31/2023	12/31/2023
Fiscal Year	2021	2022	2023	2023	2023
“Total” as reported in Summary Compensation Table (“SCT”)	$3,962,999	$3,772,291	$5,765,083	2,590,721	$6,278,891
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(2,837,935)	(3,042,417)	(4,879,771)	(2,390,720)	(5,655,598)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,651,061	1,393,843	4,046,352	3,887,511	8,498,888
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards at Fiscal Year-End Granted in Prior Fiscal Years	(1,689,275)	(2,289,141)	(488,393)	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	186,604	(3,143,253)	(53,569)	—	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—
Compensation Actually Paid	$1,273,454	$(3,308,677)	$4,389,702	$4,087,512	$9,122,181

(2)Non-PEO NEOs included for 2023 are Mr. Muhich and Mr. Sexton. Non-PEO NEOs included for 2022 are Mr. Muhich, Mr. Sexton and Mr. Beadle. Non-PEO NEOs included for 2021 Mr. Muhich, Katrona Tyrrell, and Mr. Beadle.
(3)The dollar amounts reported represent the amount of average of the “compensation actually paid” to each of our non-PEO NEOs for the fiscal year, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such non-PEO NEOs during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the average of the compensation actually paid to our non-PEO NEOs:

	Average Non-PEO NEOs
Prior Fiscal Year-End	12/31/2020	12/31/2021	12/31/2022
Current Fiscal Year-End	12/31/2021	12/31/2022	12/31/2023
Fiscal Year	2021	2022	2023
Average “Total” as reported in the (SCT)	$1,037,188	$994,972	$1,492,124
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(544,289)	$(416,450)	$(1,091,545)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards at Fiscal Year-End Granted in Fiscal Year	$256,482	$237,906	$905,120
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards at Fiscal Year-End Granted in Prior Fiscal Years	$(253,396)	$(274,795)	$(115,926)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$42,611	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$28,994	$(327,290)	$(16,174)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$(188,515)	$—
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—
Compensation Actually Paid	$567,590	$25,828	$1,173,599

(4)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(5)The peer group used for this purpose is the Russell 2000 Index.
(6)The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements included in our annual report on Form 10-K filed with the SEC for each applicable year.
(7)In the Company's assessment Adjusted EBITDA is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the Company in 2023 to link compensation actually paid to performance. Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Financial Performance Measures
As described in greater detail in CD&A above, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows (in alphabetical order):

Most Important Financial Performance Measures

•Relative Total Shareholder Return (“TSR”) compared to the TSRs of the companies in the Russell 2000 Growth Index
•Adjusted EBITDA
•Revenue adjusted for the impact of acquisitions and divestitures

Analysis of the Information Presented in the Pay versus Performance Table
In accordance with SEC rules, the Company is providing the following graphical descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid (CAP) and Cumulative Company TSR and Russell 2000 Index

Faro & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$10
$8
$6
$4
$2
$0
-$2
-$4
$160
$140
$120
$100
$80
$60
$40
$20
$0
$140.28
$139.07
$137.74
$119.96
$109.59
$128.14
$58.41
$44.75
$6.01
$1.18
$1.27
$0.57
($0.07)
($3.31)
$4.39
$1.17
$4.09
$9.12
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
PEO 3 CAP ($M)
FARO TSR
Russell 2000 Index TSR

Compensation Actually Paid and Net Income

Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$10
$8
$6
$4
$2
$0
-$2
-$4
$10.00
$0.00
($10.00)
($20.00)
($30.00)
($40.00)
($50.00)
($60.00)
$6.01
$1.18
$0.63
$1.27
$0.57
($39.96)
($26.76)
($0.07)
($3.31)
$4.39
$1.17
$4.09
$9.12
($56.58)
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
PEO 3 CAP ($M)
Net Income ($M)

Compensation Actually Paid and Adjusted EBITDA

Adjusted EBITDA vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$10
$8
$6
$4
$2
$0
-$2
-$4
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
$6.01
$1.18
$9.93
$1.27
$0.57
$23.78
($3.31)
($0.07)
$13.47
$4.39
$1.17
$4.09
$12.06
$9.12
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
PEO 3 CAP ($M)
Adjusted EBITDA ($M)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of April 15, 2024 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 19,205,726 shares of common stock outstanding as of April 15, 2024.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 125 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Named Executive Officers and Directors
John Donofrio (1)	53,932	*
Lynn Brubaker (2)	35,250	*
Yuval Wasserman (3)	135,353	*
Jeroen van Rotterdam (4)	29,349	*
Alex Davern (5)	105,473	*
Moonhie Chin (6)	15,473	*
Rajani Ramanathan (7)	11,544	*
Jawad Ahsan (7)	11,544	*
Peter J. Lau	—	*
Michael D. Burger (8)	62,990	*
Allen Muhich (9)	18,768	*
Jeff Sexton (10)	9,033	*
All current directors and executive officers as a group (11 persons) (11)	410,683	2.1%
5% or Greater Shareholders
Divisar Capital Management, LLC (12)	1,649,087	8.6%
BlackRock, Inc. (13)	1,534,883	8.0%
The Vanguard Group, Inc. (14)	1,525,424	7.9%

*	Represents less than one percent of our outstanding common stock.
(1)Includes (i) 42,388 shares of common stock held by Mr. Donofrio and (ii) 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(2)Includes (i) 23,706 shares held by the Cornelius-Brubaker Trust for which Ms. Brubaker serves as a trustee and (ii) 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(3) Includes (i) 23,353 shares of common stock held by Mr. Wasserman and (ii) 112,000 shares of common stock to be vested on May 4, 2024.
(4) Includes (i) 17,805 shares of common stock held by Mr. van Rotterdam and (ii) 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(5)    Includes (i) 93,929 shares of common stock held by Mr. Davern, and (ii) 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(6) Includes (i) 3,929 shares of common stock held by Ms. Chin, and (ii) 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(7)    Includes 11,544 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(8) Includes 62,990 shares of common stock held by Mr. Burger.

(9) Includes 18,768 shares of common stock held by Mr. Muhich.
(10) Includes 9,033 shares of common stock held by Mr. Sexton.
(11) Includes (i) 492,441 shares of common stock beneficially owned by our current executive officers and directors; (ii) 192,808 shares of common stock issuable upon the vesting of RSUs within 60 days of April 15, 2024.
(12) Based solely on the Schedule 13G/A filed with the SEC on February 14, 2024, Divisar Capital Management, LLC reported being the beneficial holder of 1,649,087 shares of common stock as of December 31, 2023, which represent shares which may be deemed beneficially owned by Divisar Capital Management, LLC in its capacity as general partner and investment manager to Divisar Partners QP, L.P. Mr. Steven Baughman, as CEO of Divisar Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of common stock held by the funds managed by Divisar Capital Management, LLC. Out of the 1,649,087 shares reported, 1,534,758 shares were held by Divisar Partners QP, L.P. who disclaimed beneficial ownership over the reported shares. As of December 31, 2023, Divisar Capital Management LLC and Mr. Baughman each had the shared power to vote 1,649,087 shares of common stock and the shared power to dispose of 1,649,087 shares of common stock, and Divisar Partners QP, L.P. had the shared power to vote 1,534,758 shares of common stock and the shared power to dispose of 1,534,758 shares of common stock.
(13) The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on January 25, 2024, by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 1,509,098 shares and sole dispositive power with respect to 1,534,883 shares. iShares Core S&P Small-Cap ETF is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of more than five percent of the Company’s outstanding common stock. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC.
(14) The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc., an investment adviser. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 0 shares, sole dispositive power with respect to 1,507,832 shares, shared voting power with respect to 10,519 shares and shared dispositive power with respect to 17,592 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:
•Any person who is, or at any time since the beginning of our last year was, our executive officer or director or a nominee to become one of our directors;
•Any shareholder beneficially owning in excess of 5% of our outstanding common stock;
•Any immediate family member of any of the foregoing persons; or
•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:
•The benefits to the Company from the proposed transaction;
•The impact of the proposed transaction on the independence of the members of the Board, if applicable;
•The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;
•The terms of the proposed transaction; and
•The terms available to unrelated third parties or employees generally.
The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.
Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or TDCC, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.
There were no transactions in 2023, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2023 by Section 16(a) under the Exchange Act, except that a Form 4 on behalf of Lynn Brubaker was filed late on September 18, 2023 and Forms 4 on behalf of Stephen Cole, Michael Burger, Allen Muhich and Jeffrey Sexton were filed late on May 31, 2023.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of 2024 Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an annual meeting of shareholders, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our Bylaws and described under “Deadline for Receipt of 2025 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that such shareholder intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

DEADLINE FOR RECEIPT OF 2025 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES
If a shareholder wants to have a proposal formally considered at the 2025 annual meeting of shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before January 1, 2025 and the proposal must comply with SEC rules; provided, however, that if the date of our 2025 annual meeting of shareholders is more than 30 days before or after June 13, 2025 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.
In addition, if a shareholder wants to make a proposal for consideration at the 2025 annual meeting of shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2025 annual meeting of shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our Bylaws, between February 13, 2025 and March 15, 2025.
If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Nominating, Governance and Sustainability Committee,” beginning on page 10 of this Proxy Statement. In addition to satisfying the requirements of our Bylaws, shareholders who intend to nominate directors other than the directors we have nominated must also comply with the additional requirements of Rule 14a-19 under the Exchange Act and must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 21, 2025.
If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2025 annual meeting of shareholders.

2023 ANNUAL REPORT
On February 28, 2024, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2023. Copies of our 2023 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 125 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com/about-faro/investor-relations/sec-filings or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2023 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

By Order of the Board of Directors,

/s/ Matthew Horwath
Matthew Horwath
Chief Financial Officer

May 1, 2024

APPENDIX A - RECONCILIATION OF NON-GAAP MEASURES USED IN CD&A
This proxy statement contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
We present EBITDA, which is calculated as net (loss) income before interest (income) expense, net, income tax expense and depreciation and amortization and fair value adjustments, and Adjusted EBITDA, which is calculated as EBITDA, excluding other (income) expense, net, stock-based compensation, and restructuring and other charges, as measures of our operating profitability. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net loss. We also present Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percent of total sales.
In this proxy statement, we included non-GAAP total sales on a constant currency basis. The most directly comparable GAAP measure to total sales on a constant currency basis is total sales. We believe constant currency information is useful in analyzing underlying trends in our business and the commercial performance of our products by eliminating the impact of highly volatile fluctuations in foreign currency markets and allows for period-to-period comparisons of our performance. For simplicity, we may elect to omit this information in future periods if we determine a lack of material impact. To present this information, current period performance for entities reporting in currencies other than U.S. dollars are converted to U.S. dollars at the exchange rate in effect during the last day of the prior comparable period.
Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this proxy statement include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

(in thousands)	2023	2022
Net loss	$(56,577)	$(26,756)
Interest expense (income), net	3,348	(36)
Income tax benefit	2,515	5,105
Depreciation and amortization	15,377	13,983
EBITDA	(35,337)	(7,704)
Loss (gain) on foreign currency transactions	1,178	(3,236)
Stock-based compensation	17,833	13,315
Inventory reserve charge (3)	9,340	—
Restructuring costs (1)	19,043	7,548
Fair value adjustment (4)	—	3,550
Adjusted EBITDA	$12,057	$13,473
Adjusted EBITDA margin (2)	3.4%	3.9%

(1)     On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. On February 7, 2023, our Board of Directors approved an integration plan (the "Integration Plan"), which is intended to streamline and simplify operations, particularly around our recent acquisitions and the resulting redundant operations and offerings. The Restructuring and other costs primarily consist of severance and related benefits.
(2)     Calculated as Adjusted EBITDA as a percentage of Non-GAAP total sales.
A-1

(3)    During 2023, we recorded a charge of $9.3 million, increasing our reserve for excess and obsolete inventory, based on our analysis of our inventory reserves in connection with our strategy to simplify our product portfolio and cease selling certain products.
(4)    Relates to inventory fair value adjustment in accordance with ASC 805 associated with the Company’s GeoSLAM acquisition in September 2022.
A-2

FARO TECHNOLOGIES, INC
ATTN: MATTHEW HORWATH
125 TECHNOLOGY PARK
LAKE MARY, FL 32746

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 12, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FARO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 12, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V51006-Z87728 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FARO TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeroen van Rotterdam
02) John Donofrio

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

V51007-Z87728

FARO TECHNOLOGIES, INC.
Annual Meeting of Shareholders
June 13, 2024 11:00 AM, ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Yuval Wasserman, Chairman of the Board of Directors, and Matthew Horwath, Chief Financial Officer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held online via an audio webcast at www.virtualshareholdermeeting.com/FARO2024 at 11:00 AM, ET on June 13, 2024, and at any adjournment or postponement thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 1, 2024, a copy of which has been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each of the director nominees listed in Proposal 1, "FOR" Proposals 2 and 3 and will be voted in accordance with the discretion of the proxies on such matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side